As filed with the United States Securities and Exchange Commission on March 27, 2018.

PART II — INFORMATION REQUIRED IN OFFERING CIRCULAR
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
(Amendment No. 1)
FORM 1-A
REGULATION A OFFERING CIRCULAR
UNDER THE SECURITIES ACT OF 1933
XSPAND PRODUCTS LAB, INC.
(Exact name of issuer as specified in its charter)
Nevada
(State or other jurisdiction of incorporation or organization)
4030 Skyron Drive, Suite F
Doylestown, Pennsylvania 18902
Telephone: (610) 829-1039
(Address, including zip code, and telephone number,
including area code of issuer’s principal executive office)
Christopher B. Ferguson
Chief Executive Officer
Xspand Products Lab, Inc.
4030 Skyron Drive, Suite F
Doylestown, Pennsylvania 18902
Telephone: (610) 829-1039
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Copies to:
Marc J. Adesso Wes Scott Waller Lansden Dortch & Davis, LLP Nashville City Center 511 Union Street, Suite 2700 Nashville, Tennessee 37219 Telephone: (615) 244-6380	Christopher J. Bellini Cozen O’Connor P.C. 33 South 6th Street, Suite 3800 Minneapolis, Minnesota 55402 Telephone: (612) 260-9029
3944	82-2199200
(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
This Offering Circular shall only be qualified upon order of the United States Securities and Exchange Commission, unless a subsequent amendment is filed indicating the intention to become qualified by operation of the terms of Regulation A.

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.
Preliminary Offering Circular, Subject to Completion
Dated March 27, 2018

XSPAND PRODUCTS LAB INC.

Design. Produce. EXPAND.

XSPAND PRODUCTS LAB, INC.
Up to 2,000,000 Shares
of Common Stock
($10,000,000)

This is the initial public offering of securities of Xspand Products Lab, Inc. (which we refer to as the “Company,” “we,” “our” and “us”). We are offering up to 2,000,000 shares of our common stock, par value $0.001 (which we refer to as the “Common Stock”) at an offering price of  $5.00 per share, for an aggregate offering amount of up to $10,000,000 (the “Offering”).
The Offering will terminate at the earliest of: (1) the date at which $10,000,000 of shares has been sold, (2) the date which is one year after this Offering being qualified by the U.S. Securities and Exchange Commission (which we refer to as the “SEC” or the “Commission”), or (3) the date on which this Offering is earlier terminated by the Company in its sole discretion (which we refer to as the “Termination Date”). The Company may undertake one or more closings on a rolling basis; however, it intends to complete one closing. Until we complete a closing, the proceeds for the Offering will be kept in an escrow account. At a closing, the proceeds will be distributed to the Company and the associated shares will be issued to investors. If there are no closings or if funds remain in the escrow account upon termination of this Offering without any corresponding closing, the investments for this Offering will be promptly returned to investors, without deduction and without interest. Signature Bank will serve as the escrow agent. We will impose a minimum purchase requirement for an investor of 50 shares of Common Stock in order to participate in the Offering.
Alexander Capital, L.P. has agreed to act as our lead managing selling agent (which we refer to as the “Lead Selling Agent”) to offer the shares to prospective investors in this Offering on a “best efforts” basis pursuant to Regulation A of Section 3(6) of the Securities Act of 1933, as amended (the “Securities Act”), for Tier 2 offerings. In addition, the Lead Selling Agent may engage one or more sub-selling agents (the “Selling Agents”) or selected dealers. The Lead Selling Agent is not purchasing the shares offered by us, and is not required to sell any specific number or dollar amount of the shares in the Offering.
We expect to commence the Offering on the date on which the Offering Statement of which this Offering Circular is a part (the “Offering Statement”) is qualified by the SEC. Prior to this Offering, there has been no established public trading market for our Common Stock. We have applied to list our Common Stock on The Nasdaq Capital Market (“Nasdaq”) under the symbol “XSPL.” We expect our Common Stock to begin trading on Nasdaq upon consummation of the Offering.
We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”), and, as such, may elect to comply with certain reduced reporting requirements for this Offering Circular and future filings after this Offering. See “Summary — Implications of Being an Emerging Growth Company.”
Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 7 for a discussion of certain risks that you should consider in connection with an investment in our Common Stock.
	Price to Public	Selling Agents Fees(1)	Proceeds to Issuer(2)
Per Share	$5.00	$0.40	$4.60
Maximum Offering Amount	$10,000,000	$800,000	$9,200,000

(1)
We have agreed to pay the Selling Agents a fee of 8% of the gross proceeds received by the Company in the Offering and issue a warrant to each of the Selling Agents to purchase shares of Common Stock equal to 5% of the total shares sold in the Offering, exercisable for five years at $6.00 per share. We have also agreed to reimburse certain expenses to the Selling Agent. See “Plan of Distribution” for more information regarding total compensation for the Selling Agents.

(2)
We estimate that our total expenses for the Offering will be approximately $345,000, along with cash fees payable to the Selling Agents of  $800,000 assuming the maximum amount is sold in the Offering.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.
GENERALLY NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.
This Offering Circular follows the disclosure format of Part I of Form S-1 as applicable to smaller reporting companies pursuant to the general instructions of Part II(a)(1)(ii) of Form 1-A.
The date of this Offering Circular is            , 2018.

Below are examples of a number of our products:

Micky Sorcerer Light Chaser

STAR WARS BB8 Spinner

STAR WARS
BB-8
Spinning Top with Lights and Sounds

Harry Potter Sorting Hat

Cars McQueen

95

Toy Story Vibrating Alien

Pluto Popcorn Bucket

STAR WARS Force Push

STAR WARS
FORCE PUSH
Role Play Action Set
THE POWER OF THE FORCE IS IN YOUR HAND!

Harry Potter Monster Book

Handle with Care!
It bites!

Transformer Tactical Mask

TRANSFORMERS
WARNING:
BUMBLEBEE MASK

We are offering to sell, and seeking offers to buy, shares of Common Stock only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with any information other than the information contained in this Offering Circular. The information contained in this Offering Circular is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this Offering Circular nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this Offering Circular. This Offering Circular will be updated and made available for delivery to the extent required by the federal securities laws.
You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with any information other than the information contained in this Offering Circular. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.
You should not interpret the contents of this Offering Circular to be legal, business, investment or tax advice. You should consult with your own advisors for that type of advice and consult with them about the legal, tax, business, financial and other issues that you should consider before investing in shares of our Common Stock.

i

USE OF MARKET AND INDUSTRY DATA
This Offering Circular includes market and industry data that we have obtained from third-party sources, including industry publications, as well as industry data prepared by our management on the basis of its knowledge of and experience in the industries in which we operate (including our management’s estimates and assumptions relating to such industries based on that knowledge). Management has developed its knowledge of such industries through its experience and participation in these industries. While our management believes the third-party sources referred to in this Offering Circular are reliable, neither we nor our management have independently verified any of the data from such sources referred to in this Offering Circular or ascertained the underlying economic assumptions relied upon by such sources. Furthermore, internally prepared and third-party market prospective information, in particular, are estimates only and there will usually be differences between the prospective and actual results, because events and circumstances frequently do not occur as expected, and those differences may be material. Also, references in this Offering Circular to any publications, reports, surveys or articles prepared by third parties should not be construed as depicting the complete findings of the entire publication, report, survey or article. The information in any such publication, report, survey or article is not incorporated by reference in this Offering Circular.
Solely for convenience, we refer to our trademarks in this Offering Circular without the ® or the ™ or symbols, but such references are not intended to indicate that we will not assert, to the fullest extent under applicable law, our rights to our own trademarks. Other service marks, trademarks and trade names referred to in this Offering Circular, if any, are the property of their respective owners, although for presentational convenience we may not use the ® or the ™ symbols to identify such trademarks.
ii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Some of the statements under “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this Offering Circular constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” or the negatives of these terms or other comparable terminology.
You should not place undue reliance on forward looking statements. The cautionary statements set forth in this Offering Circular, including in “Risk Factors” and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:
•
Our ability to effectively execute our business plan;

•
Our ability to manage our expansion, growth and operating expenses;

•
Our ability to protect our brands and reputation;

•
Our ability to repay our debts;

•
Our ability to rely on third-party suppliers outside of the United States;

•
Our ability to evaluate and measure our business, prospects and performance metrics;

•
Our ability to compete and succeed in a highly competitive and evolving industry; and

•
Our ability to respond and adapt to changes in technology and customer behavior.

Although the forward-looking statements in this Offering Circular are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. We undertake no obligation, other than as may be required by law, to re-issue this Offering Circular or otherwise make public statements updating our forward-looking statements.
iii

SUMMARY
This summary highlights selected information contained elsewhere in this Offering Circular. This summary does not contain all of the information that you should consider before deciding to invest in our Common Stock. You should read the entire Offering Circular carefully, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our combined financial statements and the related notes thereto included elsewhere in this Offering Circular, before making an investment decision.
Unless the context requires otherwise, “we,” “us,” “our,” and the “Company” refer to Xspand Products Lab, Inc. and its subsidiaries.
Business
Xspand Products Lab, Inc. (“Xspand”) was incorporated on July 18, 2017 under the laws of the State of Nevada as Idea Lab X Products, Inc. On October 26, 2017, Idea Lab X Products, Inc. changed its name to Xspand Products Lab, Inc. On February 14, 2018, Xspand effected a one-for-3.333333 reverse stock split of its issued and outstanding Common Stock. All share information throughout this Offering Circular has been retroactively restated to reflect the aforementioned reverse stock split.
As of September 30, 2017, Xspand had two wholly-owned subsidiaries (collectively, the “Company”): S.R.M. Entertainment Limited (“SRM”) and Ferguson Containers, Inc. (“Fergco”). On September 30, 2017, SRM and Fergco were acquired by Xspand in exchange for an aggregate of 3,000,000 shares of Xspand Common Stock and notes payable aggregating $2,996,500.
SRM was incorporated in Hong Kong on January 14, 1981, and Fergco was incorporated on September 14, 1966 under the laws of the State of New Jersey. Our two reportable segments correspond to SRM and Fergco’s business lines: (i) the design, manufacture and sale of a broad variety of innovative toy products sold directly to retailers or direct to consumers via e-commerce in North America, Asia and Europe by our SRM segment, and (ii) the design, manufacture and sale of packaging and packaging materials to industrial and pharmaceutical companies in North America by our Fergco segment.
Entertainment Products Business
SRM supplies the amusement park industry with exclusive products that are intended to be sold in amusement parks. For over 20 years, SRM has developed, manufactured and supplied the amusement park industry with exclusive products that are often only available to consumers inside the relevant amusement park. SRM principally produces battery-operated products for theme parks and entertainment venues such as Disney Parks and Resorts, Disney Stores, Universal Resorts, Sea World, Sesame Place, Busch Gardens, Merlin Entertainment and Madison Square Garden. SRM has developed products in conjunction with suppliers of products for core licenses such as Harry Potter, Frozen, Marvel and Star Wars.
SRM develops and distributes party-related and arts and crafts-related items to retailers worldwide. SRM’s party-related items, such as “The Goodie Gusher” can be found on the shelves of retailers such as Party City and Kmart. SRM’s arts and crafts line of products, sold under the Pirsata Arts & Crafts brand name, can be found in specialty stores such as Barnes and Noble, Land of Nod, Lands’ End and Barneys of New York.
SRM also develops product strategies in order to bring product concepts to reality, in hopes of ultimately finding retail placement for the fully-developed versions of such products. SRM has developed products such as the WhirlyBall, 20 Minute Dental, Flex Desk, Gripeez, Square Copper Pan Pro, Commando Light, Luma Candles, Dash Cam Pro, Divine Time, Airman, Hair-Drx, Hollywood Nails, Magna Nails, MicroBoom and Mighty Sealer.
Products developed by SRM are generally shipped directly to the customer without warehousing at the Company’s facilities. SRM does not have long-term agreements with its customers, and instead develops products on an item-by-item basis subject to purchase orders from its customers. No assurances can be given that SRM’s customers will continue to submit purchase orders for new products.

Through SRM, we additionally intend to pursue an acquisition strategy that will allow us to acquire and develop small brands using a combination of shares of Common Stock, cash and other consideration, such as earn-outs. Our intended target goal is to use our acquisition strategy in order to acquire ten or more small brands per year for the next three years, most likely commencing such activity in the third quarter of 2018. In situations where we deem that a brand is not a “fit” for acquisition or partnership, we may provide the brand with certain manufacturing or consulting services that will assist the brand to achieve its goals. By partnering, fostering or acquiring existing products and brands whose owners lack the resources to scale their businesses, we believe that we will be able to achieve cost synergies, thereby increasing our own revenue.
Packaging Business
Through our wholly-owned subsidiary, Fergco, we lease a packaging and logistics center in Alpha, New Jersey, where we manufacture and sell primarily custom packaging for virtually any product. In our experience, packaging has the capability to “tell” the products story, generating increased product awareness, promote brand image, and drive unit growth. Senior management has more than 100 years of combined experience marketing, producing and delivering packaging materials. A hallmark of our operation is our quick production cycle. We can often begin a production run within minutes of receipt of an order. Many of our products are manufactured from 100% post-consumer recycled material. When production is complete, we typically ship the product using our own trucks rather than relying on a common carrier. Fergco does not have long-term agreements with its customers, and instead manufactures and sells its packaging products subject to purchase orders from its customers. No assurances can be given that Fergco’s customers will continue to submit purchase orders for new products.
Fergco is currently in the process of expanding its customer base to include consumer product companies and e-commerce companies. According to AICC, demand for packaging for e-commerce products is forecast to grow more than 10 percent per year to $1.1 billion in 2020, driven in large part by continued growth of online retail sales.
With the acquisition of SRM and Fergco, we intend to further Fergco’s efforts to serve consumer products and e-commerce companies by packaging SRM’s products at Fergco’s facility. Furthermore, we believe that Fergco’s packaging will enhance awareness of SRM’s product lines while simultaneously leading to greater operating efficiencies for our combined company. We believe that Fergco’s packaging facilities will improve penetration of SRM’s products at the retail level, in large part because approximately 80% of SRM’s packaging is custom designed, which can be improved through Fergco’s design and production capabilities.
Our Market Strategy
The process for developing and launching consumer products has changed significantly in recent years. Previously, Fortune 500 and other companies maintained multimillion-dollar research and development divisions to develop and launch products to be sold primarily on retail shelves and supported by large television and print advertising investment. The emergence of e-commerce giants, including Amazon.com, has caused retail shelf space to no longer be a requirement to launch a new product. Crowdfunding sites like Kickstarter enable solo entrepreneurs to inexpensively produce an advertising video and quickly introduce a new product to many millions of potential customers, and to quickly gain those customers for a low cost of acquisition relative to the cost and time required in prior years as expensive advertising investment is no longer required to gain market awareness. For example, according to Statista.com, crowdfunded sales of products will exceed $18.9 billion in 2021. The consumer shift away from brick and mortar retailers toward e-commerce has resulted in the bankruptcy or downsizing of many iconic retailers which sold toys, including Toys R Us, Sears, Kmart, and K-B Toys, with the resultant loss in shelf space and available locations helping to drive our market opportunity. By utilizing the opportunities to market products over the internet, rather than through traditional, commercial channels, we believe we can reach a much broader market for our brands and products.
Our Growth Strategy
Entrepreneurs can develop and launch products and gain customer adoption and achieve a certain level of scale. However, to grow the business beyond certain scale often requires investment in resources and infrastructure which are challenging to acquire. We can provide these entrepreneurs with our experienced team and sophisticated, scalable supply chain to enable these emerging products and brands to continue to grow.
By leveraging our expertise in helping companies launch thousands of new products and our ability to create unique, customized packaging, we intend to acquire small brands that have achieved approximately $1 million in retail sales over the trailing twelve-month period and that are generating free cash flow. In addition, we will seek to elevate the value of these acquired brands by improving each part of their launch process, based on our own marketing methodologies.
We believe our acquisition strategy will allow us to acquire small brands using a combination of shares of Common Stock, cash and other consideration, such as earn-outs. Most likely beginning in the third quarter of 2018, we intend to use our acquisition strategy in order to acquire ten or more small brands per year for the next three years. In situations where we deem that a brand is not a “fit” for acquisition or partnership, we may provide the brand with certain manufacturing or consulting services that will assist the brand to achieve its goals.
In pursuit of this acquisition strategy, on February 26, 2018, we entered into a strategic partnership agreement with Edison Nation, LLC, a consumer product development consulting firm that helps first-time entrepreneurs to commercialize their ideas and inventions, which includes a non-binding provision that allows us to negotiate for the acquisition of substantially all of the membership interests of Edison Nation, LLC. As we have not begun to negotiate the terms of such acquisition, there can be no assurances as to when or if we will consummate the acquisition of such membership interests.
Risk Factors
We are subject to a number of risks, including risks that may prevent us from achieving our business objectives or that may adversely affect our business, financial condition, results of operations, cash flows and prospects. You should carefully consider the risks discussed in the section entitled “Risk Factors” before investing in our Common Stock, including the following risks:
•
We have little to no operating history as a combined entity and may not be able to operate our business successfully or generate sufficient revenue to make or sustain distributions to our stockholders.

•
Our growth strategy includes pursuing opportunistic acquisitions of additional brands, and we may not find suitable acquisition candidates or successfully operate or integrate any brands that we may acquire.

•
The loss of key personnel or the inability of replacements to quickly and successfully perform in their new roles could adversely affect our business.

•
Our business is closely tied to theme park patronage, and factors that negatively impact theme parks may also negatively affect our ability to generate revenues.

•
A significant portion of our business is conducted with customers and suppliers located outside of the United States. Currency, economic, political and other risks associated with our international operations could adversely affect our operating results.

•
After this Offering, our executive officers, directors and principal stockholders will maintain the ability to control substantially all matters submitted to stockholders for approval.

•
If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

Corporate Information
Our principal executive offices are located at 4030 Skyron Drive, Suite F, Doylestown, Pennsylvania 18902. Our telephone number is (610) 829-1039. The address of our website is www.xspandproductslab.com. Information contained on or accessible through our website is not a part of this Offering Circular and should not be relied upon in determining whether to make an investment decision.

Implications of Being an Emerging Growth Company
As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:
•
being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure in this Offering Circular;

•
not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act;

•
reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

•
exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the consummation of this Offering or such earlier time that we are no longer an emerging growth company. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.07 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.
We have not elected to take advantage of certain of the reduced disclosure obligations in this Offering Circular, but may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.
In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we are choosing to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies is irrevocable.

The Offering
Issuer in this Offering:
Xspand Products Lab, Inc.
Securities offered:
Common Stock
Common Stock to be outstanding before this Offering:
3,000,000 shares(1)
Common Stock to be outstanding after this Offering:
5,000,000 shares, assuming the maximum amount of shares are sold(1)
Price per share:
$5.00
Maximum Offering amount:
2,000,000 shares at $5.00 per share, or $10,000,000.
Proposed Nasdaq symbol:
We have applied to list our Common Stock on the Nasdaq Capital Market under the symbol “XSPL.” No assurance can be given that our application will be approved.
Proposed Nasdaq listing:
Our Common Stock will not be able to commence trading on Nasdaq until all of the following conditions are met: (i) the Offering is completed, and (ii) we have filed a post-qualification amendment to the Offering Statement and a registration statement on Form 8-A (“Form 8-A”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such post-qualification amendment is qualified by the SEC and the Form 8-A has become effective. Pursuant to applicable rules under Regulation A, the Form 8-A will not become effective until the SEC qualifies the post-qualification amendment. We intend to file the post-qualification amendment and request its qualification immediately prior to the termination of the Offering in order that the Form 8-A may become effective as soon as practicable. Even if we meet the minimum requirements for listing on Nasdaq, we may wait before terminating the Offering and commencing the trading of our Common Stock on Nasdaq in order to raise additional proceeds. As a result, you may experience a delay between the closing of your purchase of shares of our Common Stock and the commencement of exchange trading of our Common Stock on Nasdaq.
Use of proceeds:
We estimate that the net proceeds to us from this Offering, after deducting Selling Agent fees and estimated Offering expenses, will be approximately $8,855,000, assuming the maximum amount of shares of Common Stock are sold.
We intend to use the net proceeds from this Offering as follows: (i) to use approximately $6,380,000 for general working capital purposes, and (ii) to use approximately $2,475,000 to fund acquisitions of small consumer brands and manufacturers of consumer products, according to our growth strategy. Notwithstanding the foregoing our management will have broad discretion over how these proceeds are used. For additional information, see “Use of Proceeds.”
Dividend policy:
Holders of our Common Stock are only entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for dividends. We do not intend to pay dividends for the foreseeable future. Our ability to pay dividends to our stockholders in the future will depend on regulatory restrictions, liquidity and capital requirements, our earnings and financial condition, the general economic climate, contractual restrictions, our ability to service any equity or debt obligations senior to our Common Stock and other factors deemed relevant by our board of directors. For additional information, see “Dividend Policy.”
Risk factors:
Investing in our Common Stock involves risks. See “Risk Factors” for a discussion of certain factors that you should carefully consider before making an investment decision.

(1)
Excludes:

•
450,000 shares available for future issuance under the Xspand Products Lab, Inc. Omnibus Incentive Plan,

•
stock options to purchase 210,000 shares which we expect to issue under such plan to directors and employees upon consummation of this Offering, and

•
up to 100,000 shares issuable upon exercise of the warrants to be issued to the Selling Agents in connection with this Offering, exercisable at $6.00 per share.

RISK FACTORS
Investing in our Common Stock involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this Offering Circular before purchasing our shares. If any of the following risks occurs, our business, financial condition, liquidity, results of operations or business prospects could be materially and adversely affected. In that case, the trading price of our shares could decline, and you may lose some or all of your investment.
Risks Related to Our Company
We have little to no operating history as a combined entity and may not be able to operate our business successfully or generate sufficient revenue to make or sustain distributions to our stockholders.
We were organized on July 18, 2017, acquired SRM and Fergco on September 30, 2017, and therefore have little to no operating history as a combined entity. Despite the experience and track record of our management team in the entertainment and packaging industries, historical results are not indicative of, and may be substantially different than, the results we achieve as a public company. We cannot assure you that we will be able to operate our business successfully or implement our operating policies and strategies as described in this Offering Circular. The results of our operations depend on several factors, including the level and volatility of interest rates, our success in attracting and retaining motivated and qualified personnel, the availability of adequate short and long-term financing, conditions in the financial markets and general economic conditions. In addition, our future operating results and financial data may vary materially from the historical operating results and financial data as well as the pro forma operating results and financial data contained in this Offering Circular because of a number of factors, including costs and expenses associated with being a public company. Consequently, the historical and pro forma financial statements contained in this Offering Circular may not be useful in assessing our likely future performance.
The loss of key personnel or the inability of replacements to quickly and successfully perform in their new roles could adversely affect our business.
We depend on the leadership and experience of our relatively small number of key executive management personnel, particularly our Chief Executive Officer, Christopher B. Ferguson, our President and Treasurer, Kevin J. Ferguson and our Chief Financial Officer, Philip Anderson. The loss of the services of any of these key executives or any of our executive management members could have a material adverse effect on our business and prospects, as we may not be able to find suitable individuals to replace such personnel on a timely basis or without incurring increased costs, or at all. Furthermore, if we lose or terminate the services of one or more of our key employees or if one or more of our current or former executives or key employees joins a competitor or otherwise competes with us, it could impair our business and our ability to successfully implement our business plan. Additionally, if we are unable to hire qualified replacements for our executive and other key positions in a timely fashion, our ability to execute our business plan would be harmed. Even if we can quickly hire qualified replacements, we would expect to experience operational disruptions and inefficiencies during any transition. We believe that our future success will depend on our continued ability to attract and retain highly skilled and qualified personnel. There is a high level of competition for experienced, successful personnel in our industry. Our inability to meet our executive staffing requirements in the future could impair our growth and harm our business.
We will incur increased costs as a result of being publicly traded, including the cost of additional finance and accounting systems, procedures and controls in order to satisfy our new public company reporting requirements.
We have no history operating as a publicly traded company, and our management team has limited experience operating a publicly traded company. As a publicly traded company, we will incur significant legal, accounting and other expenses. In addition, the Sarbanes-Oxley Act and related rules implemented by the SEC and Nasdaq have mandated changes in the corporate governance practices of publicly traded companies. We expect these rules and regulations to increase our legal and financial compliance costs and to make our activities more time-consuming and costly. For example, any failure to achieve and maintain an effective internal control environment could have a material adverse effect on our business and share price. As a result of the need for these internal controls and our management team’s lack of experience with publicly traded companies, we may need to hire additional compliance, accounting and financial staff with appropriate public company experience and technical knowledge, and we may not be able to do so in a timely fashion. As a result, we may need to rely on outside consultants to provide these services for us. These obligations will increase our operating expenses and could divert our management’s attention from our operations.
Our financial statements may be materially affected if our estimates prove to be inaccurate as a result of our limited experience in making critical accounting estimates.
Financial statements prepared in accordance with GAAP require the use of estimates, judgments and assumptions that affect the reported amounts. Different estimates, judgments and assumptions reasonably could be used that would have a material effect on the financial statements, and changes in these estimates, judgments and assumptions are likely to occur from period to period in the future. These estimates, judgments and assumptions are inherently uncertain, and, if they prove to be wrong, then we face the risk that charges to income will be required. In addition, because we have limited to no operating history and limited experience in making these estimates, judgments and assumptions, the risk of future charges to income may be greater than if we had more experience in these areas. Any such charges could significantly harm our business, financial condition, results of operations and the price of our securities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical accounting policies — Use of estimates” for a discussion of the accounting estimates, judgments and assumptions that we believe are the most critical to an understanding of our business, financial condition and results of operations.
We may require additional financing to sustain or grow our operations.
We estimate that we will receive net proceeds from this Offering of approximately $8,885,000, based on an assumed initial public offering price of  $5.00 per share, and after deducting the estimated Selling Agent fees and expenses of this Offering. Especially if we do not raise the full amount we expect to raise in this Offering, we may need to borrow funds or raise additional equity capital to sustain our operations. In addition, our growth will be dependent on our ability to access additional equity and debt capital after this Offering is completed. Moreover, part of our business strategy may involve the use of debt financing to increase potential revenues. Our inability in the future to obtain additional equity capital or a corporate credit facility on attractive terms, or at all, could adversely impact our ability to execute our business strategy, which could adversely affect our growth prospects and future stockholder returns.
If we fail to manage our growth, our business and operating results could be harmed.
As we seek to advance our product lines, we will need to expand our development, manufacturing, marketing and sales capabilities or contract with third parties to provide these capabilities for us. We anticipate that a period of significant expansion will be required to address potential growth and to handle licensing of additional product categories, such as more arts and crafts focused items. This expansion will place a significant strain on our management, operational and financial resources. To manage the expected growth of our operations and personnel, we must establish appropriate and scalable operational and financial systems, procedures and controls and must establish a qualified finance, administrative and operations staff. As a public company, we will have to implement internal controls to comply with government mandated regulations. Our management may be unable to hire, train, retain, motivate and manage the necessary personnel or to identify, manage and exploit potential strategic relationships and market opportunities. Our failure to manage growth effectively could have a material and adverse effect on our business, results of operations and financial condition.
Our growth strategy includes pursuing opportunistic acquisitions of additional brands, and we may not find suitable acquisition candidates or successfully operate or integrate any brands that we may acquire.
As part of our strategy, we intend to opportunistically acquire new brands and product concepts, just as we acquired SRM and Fergco on September 30, 2017. For example, on February 26, 2018, we entered into a strategic partnership agreement with Edison Nation, LLC, which among other things, contains a non-binding provision that allows us to negotiate for the acquisition of substantially all of the membership interests of Edison Nation, LLC. As we have not begun to negotiate the terms of such acquisition, there can be no assurances as to when or if we will consummate the acquisition of such membership interests. Although we believe that opportunities for other, future acquisitions may be available from time to time, competition for acquisition candidates may exist or increase in the future. Consequently, there may be fewer acquisition opportunities available to us as well as higher acquisition prices. There can be no assurance that we will be able to identify, acquire, manage or successfully integrate additional companies, brands or product concepts without substantial costs, delays or operational or financial problems. In the event we are able to acquire Edison Nation, LLC, additional companies, brands or other product concepts, the integration and operation of such acquisitions in addition to the on-going integration and operation of SRM And Fergco may place significant demands on our management, which could adversely affect our ability to manage our business. We may be required to obtain additional financing to fund future acquisitions. There can be no assurance that we will be able to obtain additional financing on acceptable terms or at all.
Our business is closely tied to theme park patronage, and factors that negatively impact theme parks may also negatively affect our ability to generate revenues.
Theme parks represent a significant portion of our customers. Therefore, factors that may negatively impact the theme park industry may also negatively impact our future revenues. If theme parks experience reduced patronage, revenues may be reduced as sales of our products correspondingly decline, or theme parks may stop selling our products altogether. The levels of theme park patronage, and therefore our revenues, are affected by a number of factors beyond our control, including:
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general economic conditions;

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levels of disposable income of theme park patrons;

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downturn or loss in popularity of the theme park industry in general;

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the relative popularity of entertainment alternatives to theme parks;

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local conditions in key markets, including seasonal and weather-related factors;

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increased transportation costs;

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natural disasters, acts of terrorism and anti-terrorism efforts;

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changes or proposed changes to tax laws;

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legal and regulatory issues affecting the development, operation and licensing of theme parks;

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the availability and cost of capital to construct, expand or renovate new and existing theme parks;

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the level of new theme park construction and renovation schedules of existing them parks; and

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competitive conditions in the theme park industry, including the effect of such conditions on the pricing of our products.

These factors significantly impact the demand for our products.
An inability to develop and introduce products in a timely and cost-effective manner may damage our business.
Our sales and profitability depend on our ability to bring products to market to meet customer demands and before consumers begin to lose interest in a given property. There is no guarantee that we will be able to manufacture, source and ship new or continuing products in a timely manner and on a cost-effective basis to meet constantly changing consumer demands. This risk is heightened by our customers’ increasingly compressed shipping schedules and the seasonality of our business. Moreover, unforeseen delays or difficulties in the development process, significant increases in the planned cost of development, manufacturing delays or changes in anticipated consumer demand for our products and new brands may cause the introduction date for products to be later than anticipated, may reduce or eliminate the profitability of such products or, in some situations, may cause a product or new brand introduction to be discontinued.

We have debt financing arrangements, which could have a material adverse effect on our financial health and our ability to obtain financing in the future and may impair our ability to react quickly to changes in our business.
Our exposure to debt financing could limit our ability to satisfy our obligations, limit our ability to operate our business and impair our competitive position. For example, it could:
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increase our vulnerability to adverse economic and industry conditions, including interest rate fluctuations, because a portion of our borrowings are at variable rates of interest;

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require us to dedicate future cash flows to the repayment of debt, thereby reducing the availability of cash to fund working capital, capital expenditures or other general corporate purposes;

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limit our flexibility in planning for, or reacting to, changes in our business and industry; and

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limit our ability to obtain additional debt or equity financing due to applicable financial and restrictive covenants contained in our debt agreements.

We may also incur additional indebtedness in the future, which could materially increase the impact of these risks on our financial condition and results of operations.
Our ability to repay our debt depends on many factors beyond our control. If we elect to raise equity capital in the future, our current stockholders could be subjected to significant dilution. If we are unable to raise capital in the future, we may seek other avenues to fund the business, including sale/leaseback arrangements or seeking to sell assets of all, or a portion of, our operations.
Payments on our debt will depend on our ability to generate cash or secure additional financing in the future. This ability, to an extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond our control. If our business does not generate sufficient cash flow from operations and sufficient future financing is not available to us, we may not be able to repay our debt, operate our business or fund our other liquidity needs. If we cannot meet or refinance our obligations when they become due, we may be required to attempt to raise capital, reduce expenditures or take other actions which we may be unable to successfully complete or, even if successful, could have a material adverse effect on us. If such sources of capital are not available or not available on sufficiently favorable terms, we may seek other avenues to fund the business, including sale/leaseback arrangements or seeking to sell assets of all, or a portion of, our operations. If we decide to raise capital in the equity markets or take other actions, our stockholders could incur significant dilution or diminished valuations, or, if we are unable to raise capital, our ability to effectively operate our business could be impaired. In addition, if we are successful in raising capital in the equity markets to repay our indebtedness, or for any other purpose in the future, our stockholders could incur significant dilution.
Our success will depend on the reliability and performance of third-party distributors, manufacturers and suppliers.
We compete with other companies for the production capacity of third-party suppliers for components. Certain of these competing companies have substantially greater financial and other resources than we have, and we may be at a competitive disadvantage in seeking to procure production capacity. Our inability to contract with third-party manufacturers and suppliers to provide a sufficient supply of our products on acceptable terms and on a timely basis could negatively impact our relationships with existing customers and cause us to lose revenue-generating opportunities with potential customers. We also rely on operators and distributors to market and distribute our products. If our operators or distributors are unsuccessful, we may miss revenue-generating opportunities that might otherwise have been recognized.
We are dependent on a small number of key suppliers and customers. Changes in our relationships with these parties or changes in the economic environments in which they operate could have a material adverse effect on our business, financial condition, results of operations and cash flows.
Our revenues are concentrated with a small number of customers. We do not have long-term agreements with our customers, and instead develop our products on an item-by-item basis subject to purchase orders from customers. No assurances can be given that our customers will continue to submit purchase orders for new products.

To manufacture our products, we purchase components from independent manufacturers, many of whom are located in Asia. An extended interruption in the supply of these products or suitable substitute inventory would disrupt our operations, which could have a material adverse effect on our business, financial condition and results of operations.
For a number of our key inventory components, we rely on two China-based suppliers, Pokar Industrial Ltd. and MJR Corporation. These suppliers have discussed the possibility of entering into a joint venture at an undetermined time in the future, whereby they would consolidate their operations and conduct such operations from a single location. As we are currently transitioning the manufacturing of more of our components to these suppliers, our increased dependence on them could have an adverse effect on our business, financial condition and operations if the consolidation of their operations results in a diminished capacity to timely produce our components. We cannot estimate with any certainty the length of time that would be required to establish alternative supply relationships, or whether the quantity or quality of materials that could be so obtained would be sufficient. Furthermore, we may incur additional costs in sourcing materials from alternative producers. The disruption of our inventory supply, even in the short term, could have a material adverse effect on our business, financial condition and results of operations.
A significant portion of our business is conducted with customers and suppliers located outside of the United States. Currency, economic, political and other risks associated with our international operations in China and Japan could adversely affect our operating results.
Our international customers and suppliers are concentrated in China and Japan. Our revenues from international customers and our inventory costs from international suppliers are exposed to the potentially adverse effects of currency exchange rates, local economic conditions, political instability and other risks associated with doing business in foreign countries. To the extent that our revenues and purchases from international business partners increase in the future, our exposure to changes in foreign economic conditions and currency fluctuations will increase.
For example, the imposition of trade sanctions or other regulations upon China by the United States or the European Union, or the loss of  “normal trade relations” status with China, could significantly increase our cost of products imported into the United States or Europe and harm our business. Additionally, the suspension of manufacturing operations by government inspectors in China could result in delays to us in obtaining product and may have a material adverse effect on our ability to import products from China. Furthermore, Japanese economic policies are subject to rapid change and the government of Japan may adopt policies which have the effect of hindering private economic activity and greater economic decentralization. There is no assurance that the government of Japan will not significantly alter its policies from time to time without notice in a manner which reduces or eliminates any benefits from its present policies of economic reform.
Besides the risks discussed above, our dependence on foreign customers and suppliers also means that we may be affected by changes in the relative value of the U.S. dollar to foreign currencies, including the Chinese Yuan and Japanese Yen. Although our receipts from foreign customers and our purchases of foreign products are principally negotiated and paid for in U.S. dollars, a portion of our business is denominated in other currencies and changes in the applicable currency exchange rates might negatively affect the profitability and business prospects of our customers and vendors. This, in turn, might cause such vendors to demand higher prices, delay shipments, or discontinue selling to us. This also might cause such customers to demand lower prices, delay or discontinue purchases of our products or demand other changes to the terms of our relationships. These situations could in turn ultimately reduce our revenues or increase our costs, which could have a material adverse effect on our business, financial condition and results of operations.
Our operating results may fluctuate significantly as a result of a variety of factors, many of which are outside of our control, which could cause fluctuations in the price of our securities.
We are subject to the following factors that may negatively affect our operating results:
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the announcement or introduction of new products by our competitors;

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our ability to upgrade and develop our systems and infrastructure to accommodate growth;

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our ability to attract and retain key personnel in a timely and cost effective manner;

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technical difficulties;

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the amount and timing of operating costs and capital expenditures relating to the expansion of our business, operations and infrastructure;

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our ability to identify and enter into relationships with appropriate and qualified third-party providers for necessary development and manufacturing services;

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regulation by federal, state or local governments; and

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general economic conditions, as well as economic conditions specific to the entertainment, theme park, party items, arts and crafts and packaging industries.

As a result of our lack of any operating history and the nature of the markets in which we compete, it is difficult for us to forecast our revenues or earnings accurately. As a strategic response to changes in the competitive environment, we may from time to time make certain decisions concerning expenditures, pricing, service or marketing that could have a material and adverse effect on our business, results of operations and financial condition. Due to the foregoing factors, our quarterly revenues and operating results are difficult to forecast.
We are increasingly dependent on information technology, and potential cyberattacks, security problems or other disruption and expanding social media vehicles present new risks.
We rely on information technology networks and systems, including the internet, to process, transmit and store electronic information, and to manage or support a variety of business processes, including financial transactions and records, billing and operating data. We may purchase some of our information technology from vendors, on whom our systems will depend, and we rely on commercially available systems, software, tools and monitoring to provide security for processing, transmission and storage of confidential operator and other customer information. We depend upon the secure transmission of this information over public networks. Our networks and storage applications could be subject to unauthorized access by hackers or others through cyberattacks, which are rapidly evolving and becoming increasingly sophisticated, or by other means, or may be breached due to operator error, malfeasance or other system disruptions. In some cases, it will be difficult to anticipate or immediately detect such incidents and the damage they cause. Any significant breakdown, invasion, destruction, interruption or leakage of information from our systems could harm our reputation and business.
In addition, the use of social media could cause us to suffer brand damage or information leakage. Negative posts or comments about us on any social networking website could damage our or our brands’ reputations. Employees or others might disclose non-public sensitive information relating to our business through external media channels, including through the use of social media. The continuing evolution of social media will present us with new challenges and risks.
Changes in laws or regulations governing our operations, changes in the interpretation thereof or newly enacted laws or regulations and any failure by us to comply with these laws or regulations, could require changes to certain of our business practices, negatively impact our operations, cash flow or financial condition, impose additional costs on us or otherwise adversely affect our business.
We are subject to regulation by laws and regulations at the local, state and federal levels. These laws and regulations, as well as their interpretation, may change from time to time, and new laws and regulations may be enacted. Accordingly, any change in these laws or regulations, changes in their interpretation, or newly enacted laws or regulations and any failure by us to comply with these laws or regulations, could require changes to certain of our business practices, negatively impact our operations, cash flow or financial condition, impose additional costs on us or otherwise adversely affect our business.
For example, on July 21, 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) was signed into law. Many of the provisions of the Dodd-Frank Act have had extended implementation periods and delayed effective dates and have required extensive rulemaking by regulatory authorities. Although the full impact of the Dodd-Frank Act on us may not be known for an extended period of time, the Dodd-Frank Act, including the rules implementing its provisions and the interpretation of those rules, along with other legislative and regulatory proposals affecting taxation that are proposed or pending in the U.S. Congress, may negatively impact our operations, cash flows or financial condition, impose additional costs on us, intensify the regulatory supervision of us or otherwise adversely affect our business.
We could face substantial competition, which could reduce our market share and negatively impact our net revenue.
There are a number of companies that manufacture and distribute products similar to ours. Many of our anticipated competitors are significantly larger than we are and have considerably greater financial, technical, marketing and other resources than we do. Some competitors may have a lower cost of funds and access to funding sources that are not available to us. We cannot assure you that the competitive pressures we face will not have a material adverse effect on our business, financial condition and results of operations.
If we fail to protect our intellectual property rights, competitors may be able to use our technology, which could weaken our competitive position, reduce our net revenue and increase our costs.
Our long-term success will depend to some degree on our ability to protect the proprietary technology that we have developed or may develop or acquire in the future. We currently do not have any registered patents, or pending patent applications. Patent applications can take many years to issue, and we can provide no assurance that any such patents would be issued. If we are denied any or all of these patents, we may not be able to successfully prevent our competitors from imitating our products or using some or all of the processes that are the subject of such patent applications. Such imitation may lead to increased competition within the finite market for products such as ours. Even if our pending patents were to be issued, our intellectual property rights may not be sufficiently comprehensive to prevent our competitors from developing similar competitive products. Although we may aggressively pursue anyone whom we reasonably believe is infringing upon our intellectual property rights, initiating and maintaining suits against third parties that may infringe upon our intellectual property rights will require substantial financial resources, especially given our lack of patent registrations and applications. We may not have the financial resources to bring such suits, and if we do bring such suits, we may not prevail. Regardless of our success in any such actions, we could incur significant expenses in connection with such suits.
Third-party claims of infringement against us could adversely affect our ability to market our products and require us to redesign our products or seek licenses from third parties.
Especially given that we produce products for licensed properties, we are susceptible to intellectual property lawsuits that could cause us to incur substantial costs, pay substantial damages or prohibit us from distributing our products. Whether a product infringes a patent involves complex legal and factual issues, the determination of which is often uncertain. In addition, because patent applications can take many years to issue, there may be applications now pending of which we are unaware, which later may result in issued patents that our products may infringe. If any of our products infringe a valid patent, we could be prevented from distributing that product unless and until we can obtain a license or redesign it to avoid infringement. A license may not be available or may require us to pay substantial royalties. We also may not be successful in any attempt to redesign the product to avoid any infringement. Infringement and other intellectual property claims, with or without merit, can be expensive and time-consuming to litigate, and we may not have the financial and human resources to defend ourselves against any infringement suits that may be brought against us.
Defects in our products could reduce our revenue, increase our costs, burden our engineering and marketing resources, involve us in litigation and adversely affect us.
Our success will depend on our ability to avoid, detect and correct defects in our products. We may not be able to maintain products that are free from defects. Although we have taken steps to prevent defects, our products could suffer such defects. The occurrence of such defects or malfunctions could result in physical harm to the patrons of our customers and the subsequent termination of agreements, cancellation of orders, product returns and diversion of our resources. Even if our customers do not suffer financial losses, customers may replace our products if they do not perform according to expectations. Any of these occurrences could also result in the loss of or delay in market acceptance of our products and/or loss of sales. In addition, the occurrence of defects in our products may give rise to claims for lost revenues and related litigation by our customers and may subject us to investigation or other disciplinary action by regulatory authorities that could include suspension or revocation of our ability to do business in certain jurisdictions.
Risks Associated with an Investment in our Common Stock
After this Offering, our executive officers, directors and principal stockholders will maintain the ability to control substantially all matters submitted to stockholders for approval.
Upon the closing of this Offering, our executive officers, directors and stockholders who owned more than 5% of our outstanding Common Stock before this Offering will, in the aggregate, beneficially own 3,000,000 shares representing approximately 60% of our outstanding capital stock. As a result, if these stockholders were to choose to act together, they would be able to control substantially all matters submitted to our stockholders for approval, as well as our management and affairs. For example, these persons, if they choose to act together, would control the election of directors and approval of any merger, consolidation or sale of all or substantially all of our assets. This concentration of voting power could delay or prevent an acquisition of us on terms that other stockholders may desire.
There is no public market for our securities and a market may never develop, which could cause our shares to trade at a discount and make it difficult for holders to sell their shares.
Our shares are newly issued securities for which there is no established trading market. There can be no assurance that an active trading market for our shares will develop, or if one develops, be maintained. Accordingly, no assurance can be given as to the ability of our stockholders to sell their shares or as to the price that our stockholders may obtain for their shares of Common Stock.
The market price of our shares may fluctuate significantly.
The capital and credit markets have recently experienced a period of extreme volatility and disruption. The market price and liquidity of the market for shares may be significantly affected by numerous factors, some of which are beyond our control and may not be directly related to our operating performance. Some of the factors that could negatively affect the market price of our shares include:
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our actual or projected operating results, financial condition, cash flows and liquidity, or changes in business strategy or prospects;

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equity issuances by us, or share resales by our stockholders, or the perception that such issuances or resales may occur;

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loss of a major funding source;

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actual or anticipated accounting problems;

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publication of research reports about us, or the industries in which we operate;

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changes in market valuations of similar companies;

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adverse market reaction to any indebtedness we incur in the future;

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speculation in the press or investment community;

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price and volume fluctuations in the overall stock market from time to time;

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general market and economic conditions, and trends including inflationary concerns, the current state of the credit and capital markets;

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significant volatility in the market price and trading volume of securities of companies in our sector, which are not necessarily related to the operating performance of these companies;

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changes in law, regulatory policies or tax guidelines, or interpretations thereof;

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any shortfall in revenue or net income or any increase in losses from levels expected by investors or securities analysts;

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operating performance of companies comparable to us;

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short-selling pressure with respect to shares of our shares generally;

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uncertainty surrounding the strength of the U.S. economic recovery; and

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concerns regarding the United Kingdom’s exit from the European Union.

As noted above, market factors unrelated to our performance could also negatively impact the market price of our shares. One of the factors that investors may consider in deciding whether to buy or sell our shares is our distribution rate as a percentage of our share price relative to market interest rates. If market interest rates increase, prospective investors may demand a higher distribution rate or seek alternative investments paying higher dividends or interest. As a result, interest rate fluctuations and conditions in the capital markets can affect the market value of our shares. For instance, if interest rates rise, it is likely that the market price of our shares will decrease as market rates on interest-bearing securities increase.
Shares eligible for future sale may have adverse effects on our share price.
We are offering 2,000,000 shares of our Common Stock, as described in this Offering Circular. Approximately 40% of our shares outstanding upon completion of this Offering will be subject to lock-up agreements. When this lock-up period expires, these shares will become eligible for sale, in some cases subject to the requirements of Rule 144 under the Securities Act (after, in the case of each of our directors and officers, their 180-day lock-up period), which are described under “Shares Eligible for Future Sale.” We cannot predict the effect, if any, of future sales of our shares, or the availability of shares for future sales, on the market price of our shares. The market price of our shares may decline significantly when the restrictions on resale by certain of our stockholders lapse.
We intend to file one or more registration statements on Form S-8 under the Securities Act to register all shares of Common Stock issued or issuable upon exercise of outstanding options under the Xspand Products Lab, Inc. Omnibus Incentive Plan, and any other stock plan we may enter into in the future. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market following the expiration of the applicable lock-up period. We expect that the initial registration statement on Form S-8 will cover shares of our Common Stock.
Sales of substantial amounts of shares or the perception that such sales could occur may adversely affect the prevailing market price for our shares. After the completion of this Offering, we may issue additional shares in subsequent public offerings or private placements to make new investments or for other purposes. We are not required to offer any such shares to existing stockholders on a preemptive basis. Therefore, it may not be possible for existing stockholders to participate in such future share issuances, which may dilute the existing stockholders’ interests in us.
If we take advantage of specified reduced disclosure requirements applicable to an “emerging growth company” under the JOBS Act, the information that we provide to stockholders may be different than they might receive from other public companies.
As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” under the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:
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only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

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reduced disclosure about our executive compensation arrangements;

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no non-binding advisory votes on executive compensation or golden parachute arrangements; and

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exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.07 billion in annual revenues, we have more than $700 million in market value of our stock held by non-affiliates, or we issue more than $1 billion of non-convertible debt over a three-year period. We may choose to take advantage of some but not all of these reduced burdens. We have not elected to take advantage of certain of the reduced disclosure obligations in this Offering Circular, but may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.
If we fail to comply with the rules and regulations under the Sarbanes-Oxley Act, our operating results, our ability to operate our business and investors’ views of us may be harmed.
Section 404 of the Sarbanes-Oxley Act requires public companies to conduct an annual review and evaluation of their internal controls and attestations of the effectiveness of internal controls by independent auditors. Ensuring that we have adequate internal financial and accounting controls and procedures in place so that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that will need to be evaluated frequently. Our failure to maintain the effectiveness of our internal controls in accordance with the requirements of the Sarbanes-Oxley Act could have a material adverse effect on our business. We could lose investor confidence in the accuracy and completeness of our financial reports, which could have an adverse effect on the price of our Common Stock. In addition, our efforts to comply with the rules and regulations under the Sarbanes-Oxley or new or changed laws, regulations, and standards may differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice. Regulatory authorities may investigate transactions disclosed in our “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and if legal proceedings are initiated against us, it may harm our business.
We have broad discretion in the use of the net proceeds from this Offering and may not use them effectively.
Our management will have broad discretion in the application of the net proceeds from this Offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our Common Stock. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our Common Stock to decline and delay the development of our products. Pending their use, we may invest the net proceeds from this Offering in a manner that does not produce income or that loses value.
We do not anticipate paying any cash dividends on our capital stock in the foreseeable future.
Although SRM and Fergco have paid dividends in the past, we currently intend to retain all of our future earnings, if any, to finance the growth and development of our business, and therefore, we do not anticipate paying any cash dividends on our capital stock in the foreseeable future. We believe it is likely that our board of directors will continue to conclude, that it is in the best interests of the Company and its stockholders to retain all earnings (if any) for the development of our business. In addition, the terms of any future debt agreements may preclude us from paying dividends. As a result, capital appreciation, if any, of our Common Stock will be your sole source of gain for the foreseeable future.
The rights of the holders of Common Stock may be impaired by the potential issuance of preferred stock.
Although we have no present intention to issue any shares of preferred stock or to create any series of preferred stock, we may issue such shares in the future. If we were to issue shares of preferred stock, the rights of the holders of Common Stock could be impaired by such issuance of preferred stock. Pursuant to our Amended and Restated Articles of Incorporation filed with the State of Nevada on December 20, 2017, our board of directors has the right, without stockholder approval, to issue preferred stock with voting, dividend, conversion, liquidation or other rights which could adversely affect the voting power and equity interest of the holders of Common Stock, which could be issued with the right to more than one vote per share, and could be utilized as a method of discouraging, delaying or preventing a change of control. The possible negative impact on takeover attempts as a result of the issuance of such preferred stock could also adversely affect the price of our Common Stock.
If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.
The trading market for our Common Stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. Securities and industry analysts do not currently, and may never, publish research on us. If no or too few securities or industry analysts commence coverage of us, the trading price for our stock would likely be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover us downgrade our stock or publish inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and trading volume to decline.
Because the risk factors referred to above, as well as other risks not mentioned above, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which ones will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS
We estimate that the net proceeds to us from this Offering, after deducting the estimated cash Selling Agent fees of  $800,000 and estimated Offering expenses of  $345,000, will be approximately $8,855,000, assuming the maximum amount of shares are sold. However, we do not intend to proceed with the consummation of the Offering unless a minimum of 240,000 shares of our Common Stock are sold in the Offering.
Each $1.00 increase (decrease) in the assumed initial public offering price would increase (decrease) the net proceeds to us from this offering by $1.8 million, assuming the number of shares we sell, as set forth on the cover of this Offering Circular, remains the same, after deducting estimated fees and Offering expenses.
We intend to use the net proceeds from this Offering as follows: (i) to use approximately $6,380,000 for general working capital purposes, and (ii) to use approximately $2,475,000 to fund acquisitions of small consumer brands and manufacturers of consumer products, according to our growth strategy, as further described in the sections entitled “Summary — Our Growth Strategy” and “Business — Our Growth Strategy.”
In pursuit of our acquisition strategy, on February 26, 2018, we entered into a strategic partnership agreement with Edison Nation, LLC, a consumer product development consulting firm that helps first-time entrepreneurs to commercialize their ideas and inventions, which includes a non-binding provision that allows us to negotiate for the acquisition of substantially all of the membership interests of Edison Nation, LLC. As we have not begun to negotiate the terms of such acquisition, there can be no assurances as to when or if we will consummate the acquisition of such membership interests, nor can we estimate the amount of proceeds from this Offering that might be used in such acquisition, if any.
We expect that the net proceeds from this Offering, together with our existing cash and cash equivalents will enable us to fund our operating expenses and capital expenditure requirements for at least 24 months. The expected use of net proceeds from this Offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve and change. The amounts and timing of our actual expenditures, specifically with respect to working capital, may vary significantly depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this Offering.
In the event we do not sell all of the shares of Common Stock offered hereby, we may seek additional financing from other sources in order to support the intended use of proceeds indicated above, through a combination of equity offerings, debt financings, collaborations, strategic alliances and licensing arrangements. We do not have any committed external source of funds. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market products that we would otherwise prefer to develop and market ourselves. If we secure additional equity funding, investors in this Offering would be diluted. In all events, there can be no assurance that additional financing would be available to us when desired or needed and, if available, on terms acceptable to us.
In addition, we plan to invest these proceeds in short term investments until needed for the uses described above.

CAPITALIZATION
The following table sets forth our consolidated capitalization as of September 30, 2017:
•
on an actual basis;

•
on an as adjusted basis to give effect to the net proceeds from the sale by us of 2,000,000 shares of our Common Stock in this Offering, at an assumed offering price of  $5.00 per share, after deducting the estimated cash Selling Agent fees of  $800,000 and offering expenses of  $345,000.

You should read this information together with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Capital Stock” and our consolidated financial statements and related notes appearing elsewhere in this Offering Circular.
	As of September 30, 2017
	Actual	As adjusted
Long Term Debt	$2,823,013	$2,823,013
Stockholders’ (Deficit) Equity
Common stock, par value $0.001 per share, 250,000,000 shares authorized; 3,000,000 shares issued and outstanding, actual; 5,000,000 shares issued and outstanding, as adjusted	3,000	5,000
Additional paid-in-capital	7,000	8,860,000
(Accumulated deficit) retained earnings	(132,567)	(132,567)
Total stockholders’ (deficit) equity	(122,567)	8,732,433
Total Capitalization	$2,700,446	$11,555,446

The table above excludes:
•
450,000 shares available for future issuance under our Omnibus Equity Incentive Plan,

•
options to purchase 210,000 shares which we expect to issue under the Plan to directors and employees upon consummation of this Offering, and

•
up to 100,000 shares issuable upon exercise of the warrants to be issued to the Selling Agents in connection with this Offering, exercisable at $6.00 per share.

DIVIDEND POLICY
Holders of our Common Stock are only entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for dividends. As a Nevada corporation, we are not permitted to pay dividends if, after giving effect to such payment, we would not be able to pay our debts as they become due in the usual course of business or our total assets would be less than the sum of our total liabilities plus any amounts needed to satisfy any preferential rights if we were dissolving.
SRM and Fergco declared and distributed combined dividends totaling $259,489 and $137,755 during the years ended December 31, 2016 and 2015, respectively. However, we currently intend to retain all of our future earnings, if any, to finance the growth and development of our business and therefore, we do not anticipate paying any cash dividends on our capital stock in the foreseeable future.
Our ability to pay dividends to our stockholders in the future will depend upon our liquidity and capital requirements, as well as our earnings and financial condition, the general economic climate, contractual restrictions, our ability to service any equity or debt obligations senior to our Common Stock and other factors deemed relevant by our board of directors.

DILUTION
If you invest in this Offering, your ownership interest will be diluted to the extent of the difference between the initial public offering price per share of our Common Stock and the pro forma as adjusted net tangible book value per share of our Common Stock immediately after this Offering. Net tangible book value dilution per share to new investors represents the difference between the amount per share paid by purchasers of shares of our Common Stock in this Offering and the pro forma as adjusted net tangible book value per share of our Common Stock.
Net tangible book value per share is determined by dividing our total tangible assets less our total liabilities by the number of our shares outstanding. Our historical net tangible deficit as of September 30, 2017 was $(122,567), or $(0.04) per share, based on 3,000,000 shares of our Common Stock outstanding as of September 30, 2017.
After giving effect to the sale by us of 2,000,000 shares in this Offering at the assumed initial public offering price of  $5.00 per share, and after deducting estimated fees and Offering expenses payable by us, the pro forma as adjusted net tangible book value of our Common Stock would have been $8,732,433, or $1.75 per share. This represents an immediate increase in pro forma net tangible book value of  $1.79 per share to our existing stockholders and an immediate dilution in pro forma net tangible book value of  $3.25 per share to investors purchasing shares of our Common Stock in this Offering at the assumed initial public offering price. The following table illustrates this dilution:
Assumed initial public offering price per share		$5.00
Net tangible book value (deficit) per share at September 30, 2017	$(.04)
Increase in pro forma net tangible book value (deficit) per share attributable to new investors in this offering	1.79
Pro forma as adjusted net tangible book value per share immediately after this offering		1.75
Dilution in pro forma net tangible book value per share to new investors in this offering		$3.25

Each $1.00 increase or decrease in the assumed initial public offering price of  $5.00 per share would increase or decrease, as applicable, our pro forma as adjusted net tangible book value per share to new investors by $.37, and would increase or decrease, as applicable, dilution per share to new investors in this Offering by $.37, assuming that the number of shares offered by us, as set forth on the cover page of this Offering Circular, remains the same and after deducting estimated Offering expenses payable by us. Similarly, each increase or decrease of 1.0 million shares in the number of shares offered by us would increase or decrease, as applicable, our pro forma as adjusted net tangible book value by approximately $.77 per share and increase or decrease, as applicable, the dilution to new investors by $.77 per share, assuming the assumed initial public offering price remains the same, and after deducting estimated fees and Offering expenses payable by us.
The analysis and table above excludes the following at September 30, 2017:
•
450,000 shares available for future issuance under our Omnibus Equity Incentive Plan,

•
options to purchase 210,000 shares which we expect to issue under the Plan to directors and employees upon consummation of this Offering, and

•
up to 100,000 shares issuable upon exercise of the warrants to be issued to the Selling Agents in connection with this Offering, exercisable at $6.00 per share.

To the extent that any of the foregoing are issued or exercised, investors participating in this Offering will experience further dilution.

PRICE OF OUR COMMON STOCK
Prior to this Offering, shares of our Common Stock has not been traded on an established public trading market, and quotations for shares of our Common Stock were not reported on any market. As a result, there has been no regular market for shares of our Common Stock. Although shares of our Common Stock may have been sporadically traded in private transactions, the prices at which such transactions occurred may not necessarily reflect the price that would be paid for our Common Stock in an active market. As of March 26, 2018, there were approximately seven holders of record of our Common Stock.
We anticipate that this Offering and the successful listing of our Common Stock on The Nasdaq Capital Market will result in a more active trading market for our Common Stock. However, we cannot assure you that a liquid trading market for our Common Stock will develop or be sustained after this Offering. You may not be able to sell your shares quickly or at the market price if trading in our Common Stock is not active.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis is based on, and should be read in conjunction with the sections of this Offering Circular entitled “Risk Factors,” “Cautionary Statement Regarding Forward-Looking Statements,” “Business,” and other sections included elsewhere in this Offering Circular. This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains statements that are forward-looking. These statements are based on current expectations and assumptions that are subject to risk, uncertainties and other factors. These statements are often identified by the use of words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate,” or “continue,” and similar expressions or variations. Actual results could differ materially because of the factors discussed in “Risk Factors” elsewhere in this prospectus, and other factors that we may not know. We assume no obligation to update any of these forward-looking statements except to the extent required by law.
The following discussion pertains to our historical results, on a consolidated basis. However, because we conduct all of our material business operations through our wholly-owned subsidiaries, SRM and Fergco, the discussion and analysis relates to activities primarily conducted at the subsidiary level.
All dollar amounts in the tables in this section are in thousands of dollars, except per share data or when otherwise specifically noted.
Overview
Xspand Products Lab, Inc. (“Xspand”) was incorporated on July 18, 2017 under the laws of the State of Nevada as Idea Lab X Products, Inc. On October 26, 2017, Idea Lab X Products, Inc. changed its name to Xspand Products Lab, Inc. On February 14, 2018, Xspand effected a one-for-3.333333 reverse stock split of its issued and standing Common Stock. All share information throughout this Offering Circular has been retroactively restated to reflect the aforementioned reverse stock split.
As of September 30, 2017, Xspand had two wholly-owned subsidiaries (collectively, the “Company”): S.R.M. Entertainment Limited (“SRM”) and Ferguson Containers, Inc. (“Fergco”). On September 30, 2017, SRM and Fergco were acquired by Xspand in exchange for an aggregate of 3,000,000 shares of Xspand common stock and notes payable aggregating $2,996,500. This transaction between entities under common control resulted in a change in reporting entity and required retrospective combination of the entities for all periods presented, as if the combination had been in effect since the inception of common control. Accordingly, the consolidated financial statements of Xspand reflect the accounting of the combined acquired subsidiaries at historical carrying values, except that equity reflects the equity of Xspand.
SRM was incorporated in Hong Kong on January 14, 1981 and Fergco was incorporated on September 14, 1966 under the laws of the State of New Jersey. Our two reportable segments correspond to SRM and Fergco’s business lines: (i) the design, manufacture and sale of a broad variety of innovative toy products sold directly to retailers or direct to consumers via e-commerce in North America, Asia and Europe by our SRM segment, and (ii) the design, manufacture and sale of packaging and packaging materials to industrial and pharmaceutical companies in North America by our Fergco segment.
Our net income was $499,366 and $412,011 for the years ended December 31, 2016 and 2015, respectively. Our net income was $440,215 and $726,050 for the nine months ended September 30, 2017 and 2016, respectively. As of September 30, 2017, we had an accumulated deficit of  $132,567.
Financial Overview
Revenues
We generate revenues through our two business segments. Through our SRM segment, we sell a broad variety of innovative toy products directly to retailers or direct to consumers via e-commerce in North America, Asia and Europe. Through Fergco, we sell packaging and packaging materials principally to industrial and pharmaceutical companies in North America.

Cost of Revenues
Our cost of revenues includes inventory costs, materials and supplies costs, internal labor costs and related benefits, subcontractor costs, depreciation, overhead and shipping and handling costs.
Selling, General and Administrative Expenses
Selling, general and administrative expenses consist of selling, marketing, advertising, payroll, administrative, finance and professional expenses.
Rental Income
We earn rental income from a month to month lease on a portion of the building located in Washington, New Jersey that we own.
Results of Operations
Nine Months Ended September 30, 2017 Compared with Nine Months Ended September 30, 2016
Revenue
For the nine months ended September 30, 2017 and 2016, total revenues and revenues by segment consisted of the following:
	For the Nine Months Ended September 30,
	2017	2016
Revenues:
Fergco	$3,911,040	$3,776,474
SRM	7,660,428	9,334,499
Total consolidated revenues	$11,571,468	$13,110,973

For the nine months ended September 30, 2017, revenues from our Fergco segment increased by $134,566, or 4%, as compared to the nine months ended September 30, 2016. The increase was primarily attributable to incremental sales to new and existing customers.
For the nine months ended September 30, 2017, revenues from our SRM segment decreased by $1,674,071, or 18%, as compared to the nine months ended September 30, 2016. The decrease was primarily attributable to the Walt Disney Company’s theme park safety officers terminating sales of toy weapons in response to school shootings in the United States.
Cost of Revenues
For the nine months ended September 30, 2017 and 2016, cost of revenues decreased by $696,339, or 8%. Cost of revenues consisted of the following:
	For the Nine Months Ended September 30,
	2017	2016
Cost of revenues:
Fergco	$2,718,372	$2,584,531
SRM	5,507,690	6,337,870
Total consolidated cost of revenues	$8,226,062	$8,922,401

Gross Profit
Gross profit and gross margin by segment and totals are as follows:
	For the Nine Months Ended September 30,
	2017	%	2016	%
Gross profit:
Fergco	$1,192,668	30.5%	$1,191,943	31.6%
SRM	2,152,738	28.1%	2,996,630	32.1%
Total consolidated gross profit and gross margin	$3,345,406	28.9%	$4,188,572	32.0%

*
Gross margin based on respective segment sales

For the nine months ended September 30, 2017, gross profit for our Fergco segment remained virtually unchanged as compared to the nine months ended September 30, 2016. Gross margin decreased by 1.1% for the nine months ended September 30, 2017 as compared to the nine months ended September 30, 2016. The decrease was primarily due to an increase in cost of raw materials.
For the nine months ended September 30, 2017, gross profit for our SRM segment decreased by $843,892, or 28%, as compared to the nine months ended September 30, 2016. Gross margin decreased by 3.1% for the nine months ended September 30, 2017 as compared to the nine months ended September 30, 2016. These decreases were primarily due to an increase in cost of raw materials and the Walt Disney Company’s theme park safety officers terminating sales of toy weapons in response to school shootings in the United States.
Selling, General and Administrative Expenses
Selling, general and administrative expenses were $2,921,318 and $3,452,520 for the nine months ended September 30, 2017 and 2016, respectively, representing a decrease of  $531,202, or 15%. The decrease was primarily attributable to a decrease in management fees due to the termination of relationships with third-party agencies for the sourcing of products from Hong Kong, which was partially offset by an increase in administrative wages due to the hiring of internal staff to replace the work done by third-party agencies for the sourcing of products from Hong Kong.
Rental Income
Rental income was $77,111 for the nine months ended September 30, 2017 and 2016.
Year Ended December 31, 2016 Compared with Year Ended December 31, 2015
Revenue
For the years ended December 31, 2016 and 2015, revenues consisted of the following:
	For the Year Ended December 31,
	2016	2015
Revenues:
Fergco	$5,013,133	$5,139,867
SRM	11,008,867	12,156,856
Total consolidated revenues	$16,022,000	$17,296,723

For the year ended December 31, 2016, revenues from our Fergco segment decreased by $126,734, or 2%, as compared to the year ended December 31, 2015. The decrease was primarily attributable to fluctuations in customer orders.

For the year ended December 31, 2016, revenues from our SRM segment decreased by $1,147,989, or 9%, as compared to the year ended December 31, 2015. The decrease was primarily attributable to the delayed opening of Shanghai Disney Resort, which led to lower volume of sales and SRM’s decision to no longer service Wal-Mart as a customer.
Cost of Revenues
For the year ended December 31, 2016 and 2015, cost of revenues decreased by $1,194,833, or 10%. Cost of revenues consisted of the following:
	For the Year Ended December 31,
	2016	2015
Cost of revenues:
Fergco	$3,370,275	$3,463,957
SRM	7,684,720	8,785,871
Total consolidated cost of revenues	$11,054,995	$12,249,828

Gross Profit
Gross profit and gross margin by segment and totals are as follows:
	For the Year Ended December 31,
	2016	%	2015	%
Gross profit:
Fergco	$1,642,858	32.8%	$1,675,910	32.6%
SRM	3,324,847	30.2%	3,370,985	27.7%
Total consolidated gross profit	$4,967,005	31%	$5,046,895	29.1%

*
Gross margin based on respective segment sales

For the year ended December 31, 2016, gross profit for our Fergco segment decreased by $33,052, or 2%, as compared to the year ended December 31, 2015. Gross margin increased by 0.2% for the year ended December 31, 2016 as compared to the year ended December 31, 2015. The decrease was primarily due to fluctuations in the price of raw materials.
For the year ended December 31, 2016, gross profit for our SRM segment decreased by $46,838, or 1%, as compared to the year ended December 31, 2015. Gross margin increased by 2.5% for the year ended December 31, 2016 as compared to the year ended December 31, 2015. The increase was primarily due to fluctuations in the price of raw materials.
Selling, General and Administrative Expenses
Selling, general and administrative expenses were $4,535,920 and $4,721,195 for the years ended December 31, 2016 and 2015, respectively, representing a decrease of 185,275, or 4% The decrease was primarily attributable to a decrease in management fees due to the termination of relationships with third-party agencies for the sourcing of products from Hong Kong and a decrease in outbound shipping expense due to reduced sales. Partially offsetting those decreases was an increase in administrative wages due to the hiring of internal staff to replace the work done by third-party agencies for the sourcing of products from Hong Kong and an increase in the sales of royalty-based products.
Rental Income
Rental income was $102,815 for the years ended December 31, 2016 and 2015, respectively.

Liquidity and Capital Resources
At September 30, 2017, we had total current assets of  $3,199,856 and current liabilities of  $1,503,217, resulting in working capital of  $1,696,639. At September 30, 2017, we had total assets of  $4,205,919 and total liabilities of  $4,328,486, resulting in stockholders’ deficit of  $122,567.
At September 30, 2017, we had $2,996,500 of outstanding notes payable due to our related parties. These notes arose as part of the consideration paid in our acquisition of SRM and Fergco.
At September 30, 2017, we had a cash and cash equivalents balance of  $759,955. We expect our current cash on hand to be sufficient to meet our operating expenses, debt service and capital requirements for at least the next twelve months from the date of this filing. We believe that our current cash, along with the net proceeds from this Offering, will be sufficient for us to fund our operating expenses, debt service and capital expenditure requirements for the next 24 months.
Thereafter, we may need to raise further capital, through the sale of additional equity or debt securities, to support our future operations. Our operating needs include the planned costs to operate our business, including amounts required to fund working capital and capital expenditures. Our future capital requirements and the adequacy of our available funds will depend on many factors, including our ability to successfully commercialize our products and services, competing technological and market developments, and the need to enter into collaborations with other companies or acquire other companies or technologies to enhance or complement our product and service offerings.
During the nine months ended September 30, 2017 and 2016 and the years ended December 31, 2016 and 2015, our sources and uses of cash were as follows:
Net cash provided by operating activities for the nine months ended September 30, 2017 was $99,435, which included cash provided by net income of  $440,215, partially offset by $498,545 of cash used by changes in operating assets and liabilities. Net cash provided by operating activities for the nine months ended September 30, 2016 was $596,597, which included cash provided by net income of  $726,050, partially offset by $282,443 of cash used by changes in operating assets and liabilities.
Net cash provided by operating activities for the year ended December 31, 2016 was $533,888, which includes cash provided by net income of  $499,366, partially offset by $156,416 of cash used by changes in operating assets and liabilities. Net cash used in operating activities for the year ended December 31, 2015 was $131,422, which includes cash provided by net income of  $412,011, offset by $495,855 of cash used to fund changes in operating assets and liabilities.
Net cash used in investing activities was $47,792 and $162,758 for the nine months ended September 30, 2017 and 2016, respectively. Net cash used in investing activities was $219,015 and $187,240 for the years ended December 31, 2016 and 2015, respectively. Cash used in investing activities was attributable to purchases of property and equipment.
Cash used in financing activities for the nine months ended September 30, 2017 and 2016 totaled $1,826,441 and $248,075, respectively, which related to the payment of dividends. Cash used in financing activities for the year ended December 31, 2016 and 2015 totaled $259,489 and $137,755, respectively, which related to the payment of dividends.
Off-Balance Sheet Arrangements
We did not have, during the periods presented, and we do not currently have, any relationships with any organizations or financial partnerships, such as structured finance or special purpose entities, that would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.
Critical Accounting Policies and Estimates
Use of Estimates
Preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, together with amounts disclosed in the related notes to the financial statements.

Our significant estimates used in these financial statements include, but are not limited to, accounts receivable reserves, the valuation allowance related to our deferred tax assets and the recoverability and useful lives of long-lived assets. Certain of our estimates could be affected by external conditions, including those unique to our and general economic conditions. It is reasonably possible that these external factors could have an effect on our estimates and could cause actual results to differ from those estimates.
Revenue Recognition
We recognize revenue when it is realized or realizable and earned. We consider revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured. Revenue generated by SRM is recognized upon shipment from its contract manufacturers in China, while revenue generated by Fergco is recognized upon shipment directly to the customer.
Income Taxes
We account for income taxes under the provisions of the Financial Accounting Standards Board (“FASB”) ASC Topic 740 “Income Taxes” (“ASC Topic 740”).
We recognize deferred tax assets and liabilities for the expected future tax consequences of items that have been included or excluded in the financial statements or tax returns. Deferred tax assets and liabilities are determined on the basis of the difference between the tax basis of assets and liabilities and their respective financial reporting amounts (“temporary differences”) at enacted tax rates in effect for the years in which the temporary differences are expected to reverse.
We utilize a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.
Management has evaluated and concluded that there were no material uncertain tax positions requiring recognition in our financial statements as of December 31, 2016 and 2015. We do not expect any significant changes in its unrecognized tax benefits within twelve months of the reporting date.
Our policy is to classify assessments, if any, for tax related interest as interest expense and penalties as general and administrative expenses in the statements of operations.
Recently Adopted Accounting Standards
In May 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers,” (“ASU 2014-09”). ASU 2014-09 supersedes the revenue recognition requirements in ASC 605 — Revenue Recognition (“ASC 605”) and most industry-specific guidance throughout ASC 605. The standard requires that an entity recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which we expect to be entitled in exchange for those goods or services. The guidance in ASU 2014-09 was revised in July 2015 to be effective for interim periods beginning on or after December 15, 2017 and should be applied on a transitional basis either retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of initially applying ASU 2014-09 recognized at the date of initial application. In 2016, FASB issued additional ASUs that clarify the implementation guidance on principal versus agent considerations (ASU 2016-08), on identifying performance obligations and licensing (ASU 2016-10), and on narrow-scope improvements and practical expedients (ASU 2016-12) as well as on the revenue recognition criteria and other technical corrections (ASU 2016-20).). We have not yet selected a transition method and are currently evaluating the impact of the adoption of these ASUs on our consolidated financial position, results of operations, and cash flows.
In August 2014, the FASB issued ASU No. 2014-15, “Presentation of Financial Statements — Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” (“ASU 2014-15”). ASU 2014-15 explicitly requires management to evaluate, at each annual or interim reporting period, whether there are conditions or events that exist which raise substantial doubt about an entity’s ability to continue as a going concern and to provide related disclosures. ASU 2014-15 is effective for annual periods ending after December 15, 2016, and annual and interim periods thereafter, with early adoption permitted. We adopted this standard effective January 1, 2015 and its adoption did not have a material impact on our consolidated financial position, results of operations, and cash flows.
In July 2015, the FASB issued ASU No. 2015-11, “Inventory (Topic 330): Simplifying the Measurement of Inventory,” (“ASU 2015-11”). ASU 2015-11 amends the existing guidance to require that inventory should be measured at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. Subsequent measurement is unchanged for inventory measured using last-in, first-out or the retail inventory method. ASU 2015-11 is effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. We are currently evaluating ASU 2015-11 and its impact on our consolidated financial position, results of operations, and cash flows.
In November 2015, the FASB issued ASU No. 2015-17, “Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes,” (“ASU 2015-17”). The FASB issued ASU 2015-17 as part of its ongoing Simplification Initiative, with the objective of reducing complexity in accounting standards. The amendments in ASU 2015-17 require entities that present a classified balance sheet to classify all deferred tax liabilities and assets as a noncurrent amount. This guidance does not change the offsetting requirements for deferred tax liabilities and assets, which results in the presentation of one amount on the balance sheet. Additionally, the amendments in ASU 2015-17 align the deferred income tax presentation with the requirements in International Accounting Standards (IAS) 1, Presentation of Financial Statements. The amendments in ASU 2015-17 are effective for financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods. We are currently evaluating ASU 2015-17 and its impact on our consolidated financial position, results of operations, and cash flows.
In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842),” (“ASU 2016-02”). ASU 2016-02 requires an entity to recognize assets and liabilities arising from a lease for both financing and operating leases. ASU 2016-02 will also require new qualitative and quantitative disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, with early adoption permitted. We are currently evaluating ASU 2016-02 and its impact on our consolidated financial position, results of operations, and cash flows.
In August 2016, the FASB issued ASU 2016-15, “Statement of Cash Flows (Topic 230) Classification of Certain Cash Receipts and Cash Payments” (“ASU 2016-15”). ASU 2016-15 will make eight targeted changes to how cash receipts and cash payments are presented and classified in the statement of cash flows. ASU 2016-15 is effective for fiscal years beginning after December 15, 2017. ASU 2016-15 requires adoption on a retrospective basis unless it is impracticable to apply, in which case we would be required to apply the amendments prospectively as of the earliest date practicable. We are currently evaluating ASU 2016-15 and its impact on our consolidated financial position, results of operations, and cash flows.
Jumpstart Our Business Startups Act of 2012
The JOBS Act permits an “emerging growth company” such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We are choosing to “opt out” of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

BUSINESS
Overview
Xspand Products Lab, Inc. (“Xspand”) was incorporated on July 18, 2017 under the laws of the State of Nevada as Idea Lab X Products, Inc. On October 26, 2017, Idea Lab X Products, Inc. changed its name to Xspand Products Lab, Inc. On February 14, 2018, Xspand effected a one-for-3.333333 reverse stock split of its issued and standing Common Stock. All share information throughout this Offering Circular has been retroactively restated to reflect the aforementioned reverse stock split.
As of September 30, 2017, Xspand had two wholly-owned subsidiaries (collectively, the “Company”): S.R.M. Entertainment Limited (“SRM”) and Ferguson Containers, Inc. (“Fergco”). On September 30, 2017, SRM and Fergco were acquired by Xspand in exchange for an aggregate of 3,000,000 shares of Xspand Common Stock and notes payable aggregating $2,996,500.
SRM was incorporated in Hong Kong on January 14, 1981, and Fergco was incorporated on September 14, 1966 under the laws of the State of New Jersey. Our two reportable segments correspond to SRM and Fergco’s business lines: (i) the design, manufacture and sale of a broad variety of innovative toy products sold directly to retailers or direct to consumers via e-commerce in North America, Asia and Europe by our SRM segment, and (ii) the design, manufacture and sale of packaging and packaging materials to industrial and pharmaceutical companies in North America by our Fergco segment.
Entertainment Products Business
SRM supplies the amusement park industry with exclusive products that are intended to be sold in amusement parks. For over 20 years, SRM has developed, manufactured and supplied the amusement park industry with exclusive products that are often only available to consumers inside the relevant amusement park. SRM principally produces battery-operated products for theme parks and entertainment venues such as Disney Parks and Resorts, Disney Stores, Universal Resorts, Sea World, Sesame Place, Busch Gardens, Merlin Entertainment and Madison Square Garden. SRM has developed products in conjunction with suppliers of products for core licenses such as Harry Potter, Frozen, Marvel and Star Wars.
SRM develops and distributes party-related and arts and crafts-related items to retailers worldwide. SRM’s party-related items, such as “The Goodie Gusher” can be found on the shelves of retailers such as Party City and Kmart. SRM’s arts and crafts line of products, sold under the Pirsata Arts & Crafts brand name, can be found in specialty stores such as Barnes and Noble, Land of Nod, Lands’ End and Barneys of New York.
SRM develops product strategies in order to bring product concepts to reality, in hopes of ultimately finding retail placement for the fully-developed versions of such products. SRM has developed products such as the WhirlyBall, 20 Minute Dental, Flex Desk, Gripeez, Square Copper Pan Pro, Commando Light, Luma Candles, Dash Cam Pro, Divine Time, Airman, Hair-Drx, Hollywood Nails, Magna Nails, MicroBoom and Mighty Sealer.
Products developed by SRM are generally shipped directly to the customer without warehousing at the Company’s facilities. SRM does not have long-term agreements with its customers, and instead develops products on an item-by-item basis subject to purchase orders from its customers. No assurances can be given that SRM’s customers will continue to submit purchase orders for new products.
Through SRM, we additionally intend to pursue an acquisition strategy that will allow us to acquire and develop small brands using a combination of shares of Common Stock, cash and other consideration, such as earn-outs. Our intended target goal is to use our acquisition strategy in order to acquire ten or more small brands per year for the next three years, most likely commencing such activity in the third quarter of 2018. In situations where we deem that a brand is not a “fit” for acquisition or partnership, we may provide the brand with certain manufacturing or consulting services that will assist the brand to achieve its goals. By partnering, fostering or acquiring existing products and brands whose owners lack the resources to scale their businesses, we believe that we will be able to achieve cost synergies, thereby increasing our own revenue.

Packaging Business
Through our wholly-owned subsidiary, Fergco, we lease a packaging and logistics center in Alpha, New Jersey, where we manufacture and sell primarily custom packaging for virtually any product. In our experience, packaging has the capability to “tell” the products story, generating increased product awareness, promote brand image, and drive unit growth. Senior management has more than 100 years of combined experience marketing, producing and delivering packaging materials. A hallmark of our operation is our quick production cycle. We can often begin a production run within minutes of receipt of an order. Many of our products are manufactured from 100% post-consumer recycled material. When production is complete, we typically ship the product using our own trucks rather than relying on a common carrier. Fergco does not have long-term agreements with its customers, and instead manufactures and sells its packaging products subject to purchase orders from its customers. No assurances can be given that Fergco’s customers will continue to submit purchase orders for new products.
Fergco is currently in the process of expanding its customer base to include consumer product companies and e-commerce companies. According to AICC, demand for packaging for e-commerce products is forecast to grow more than 10 percent per year to $1.1 billion in 2020, driven in large part by continued growth of online retail sales.
With the acquisition of SRM and Fergco, we intend to further Fergco’s efforts to serve consumer products and e-commerce companies by packaging SRM’s products at Fergco’s facility. Furthermore, we believe that Fergco’s packaging will enhance awareness of SRM’s product lines while simultaneously leading to greater operating efficiencies for our combined company. We believe that Fergco’s packaging facilities will improve penetration of SRM’s products at the retail level, in large part because approximately 80% of SRM’s packaging is custom designed, which can be improved through Fergco’s design and production capabilities.
Our Market Strategy
The process for developing and launching consumer products has changed significantly in recent years. Previously, Fortune 500 and other companies maintained multimillion-dollar research and development divisions to develop and launch products to be sold primarily on retail shelves and supported by large television and print advertising investment. The emergence of e-commerce giants, including Amazon.com has caused retail shelf space to no longer be a requirement to launch a new product. Crowdfunding sites like Kickstarter enable solo entrepreneurs to inexpensively produce an advertising video and quickly introduce a new product to many millions of potential customers, and to quickly gain those customers for a low cost of acquisition relative to the cost and time required in prior years as expensive advertising investment is no longer required to gain market awareness. For example, according to Statista.com, crowdfunded sales of products will exceed $18.9 billion in 2021. The consumer shift away from brick and mortar retailers toward e-commerce has resulted in the bankruptcy or downsizing of many iconic retailers which sold toys, including Toys R Us, Sears, Kmart, and K-B Toys, with the resultant loss in shelf space and available locations helping to drive our market opportunity. By utilizing the opportunities to market products over the internet, rather than through traditional, commercial channels, we believe we can reach a much broader market for our brands and products.
Our Growth Strategy
Entrepreneurs can develop and launch products and gain customer adoption and achieve a certain level of scale. However, to grow the business beyond certain scale often requires investment in resources and infrastructure which are challenging to acquire. We can provide these entrepreneurs with our experienced team and sophisticated, scalable supply chain to enable these emerging products and brands to continue to grow.
By leveraging our expertise in helping companies launch thousands of new products and our ability to create unique, customized packaging, we intend to acquire small brands that have achieved approximately $1 million in retail sales over the trailing twelve-month period and that are generating free cash flow. In addition, we will seek to elevate the value of these acquired brands by improving each part of their launch process, based on our own marketing methodologies.

We believe our acquisition strategy will allow us to acquire small brands using a combination of shares of Common Stock, cash and other consideration, such as earn-outs. Most likely beginning in the third quarter of 2018, we intend to use our acquisition strategy in order to acquire ten or more small brands per year for the next three years. In situations where we deem that a brand is not a “fit” for acquisition or partnership, we may provide the brand with certain manufacturing or consulting services that will assist the brand to achieve its goals.
In pursuit of this acquisition strategy, on February 26, 2018, we entered into a strategic partnership agreement with Edison Nation, LLC, a consumer product development consulting firm that helps first-time entrepreneurs to commercialize their ideas and inventions, which includes a non-binding provision that allows us to negotiate for the acquisition of substantially all of the membership interests of Edison Nation, LLC. As we have not begun to negotiate the terms of such acquisition, there can be no assurances as to when or if we will consummate the acquisition of such membership interests.
Manufacturing and Materials
To provide greater flexibility in the manufacture and delivery of products, and as part of a continuing effort to reduce manufacturing costs, SRM has concentrated production of most of its products in third-party manufacturers located in China and Hong Kong. Products are also purchased from unrelated entities that design, develop, and manufacture those products. Fergco manufactures all of its products at its Alpha, New Jersey facility.
We base our production schedules on customer orders and forecasts, taking into account historical trends, results of market research, and current market information. Actual shipments of products ordered and order cancellation rates are affected by consumer acceptance of product lines, strength of competing products, marketing strategies of retailers, changes in buying patterns of both retailers and consumers, and overall economic conditions. Unexpected changes in these factors could result in a lack of product availability or excess inventory in a particular product line.
The majority of our raw materials are available from numerous suppliers but may be subject to fluctuations in price.
Competition and Industry Background
In terms of our toy products business, competition is intensifying due to trends towards shorter life cycles for the development, production and saleability of toy products. Competition is also intensifying due to the availability of online-only distributors, including Amazon.com, which are able to promote a wide variety of toys and represent a wide variety of toy manufacturers, and, with limited overhead, do so at a lower cost. In North America, we compete with several large toy companies, including Hasbro, Jakks Pacific, Just Play Products, Lego, MGA Entertainment, Moose Toys, Spin Master, and VTech, as well as many smaller toy companies, and manufacturers of video games and consumer electronics. Internationally, we compete with global toy companies including Famosa, Giochi Preziosi, Lego, MGA Entertainment, Ravensburger, Simba, Spin Master, and VTech, as well as many smaller toy companies, and manufacturers of video games and consumer electronics.
In terms of our packaging business, we compete against a large number of packaging manufactures in North America, such as AEP Industries, Inc., Avery Dennison, Graphic Packaging Holding Company, Packaging Corporation of America and Westrock Company. As a custom box manufacturer and a logistics provider, we believe that we offer a differentiated, cost efficient, outsourced, “back-end” to deliver product for emerging companies and brands that struggle to deliver efficiently to customers, and/or to scale as demand for product grows. We believe this value-added fulfillment is a significant component of the future of the packaging industry, and have not observed competitors focusing on this niche.
Seasonality
Packaging industry volumes have historically been directly influenced by the volume of non-durable goods production. As the toy business is highly seasonal, with consumers making a large percentage of all toy purchases during the traditional holiday season, seasonality has significant impact on us. These seasonal purchasing patterns and requisite production lead times create risk to our business associated with the underproduction of popular toys and the overproduction of less popular toys that do not match consumer demand. These factors increase the risk that we may not be able to meet demand for certain products at peak demand times or that our own inventory levels may be adversely impacted by the need to pre-build products before orders are placed. Additionally, as retailers and theme parks manage their toy inventories, we may experience cyclical ordering patterns for products and product lines that may cause our sales to vary significantly from period to period.
E-commerce has partially delinked the association between packaging industry volumes and the volume of non-durable goods production. We intend to expand this flattening of traditional seasonality from e-commerce channels to our toy business as well, including through the continued emergence of crowd-funded “micro brands” that we believe will further delink demand for our products and services from historical demand fluctuation.
Product Design and Development
We design the substantial majority of our products in-house, and custom design more than 90% of our products for specific customers and their needs. We utilize our existing tooling to produce samples/prototypes for customer review, refinement and approval.
Sales, Marketing and Advertising
We develop new customer prospects through outbound sales calls, trade show participation, web searches and through referrals from existing customers.
Research and Development
We often utilize real-time analytics and metrics to forecast response rates, unit volume growth, return on investment and forecast long-term market acceptance for our products. We initially test online response using feedback from our web testing tools, such as Google Analytics. We intend to apply these analytics and metrics to small brands that we may acquire.
Government Regulations and Environmental Quality
Our products sold in the United States are subject to the provisions of the Consumer Product Safety Act, as amended by the Consumer Product Safety Improvement Act of 2008, the Federal Hazardous Substances Act, and the Consumer Product Safety Improvement Act of 2008, and may also be subject to the requirements of the Flammable Fabrics Act or the Food, Drug, and Cosmetics Act and the regulations promulgated pursuant to such statutes. These statutes and the related regulations ban from the market consumer products that fail to comply with applicable product safety laws, regulations, and standards. The Consumer Product Safety Commission may require the recall, repurchase, replacement, or repair of any such banned products or products that otherwise create a substantial risk of injury and may seek penalties for regulatory noncompliance under certain circumstances. Similar laws exist in some states. We believe that we are in substantial compliance with these laws and regulations. Our products sold worldwide are subject to the provisions of similar laws and regulations in many jurisdictions, including the European Union and Canada. We believe that we are in substantial compliance with these laws and regulations.
We maintain a quality control program to help ensure compliance with applicable product safety requirements. Nonetheless, we may in the future experience, issues in products that result in recalls, withdrawals, or replacements of products. A product recall could have a material adverse effect on our results of operations and financial condition, depending on the product affected by the recall and the extent of the recall efforts required.
Our advertising is subject to the Federal Trade Commission Act, The Children’s Television Act of 1990, the rules and regulations promulgated by the Federal Trade Commission, and the Federal Communications Commission, as well as laws of certain countries that regulate advertising and advertising to children. In addition, our web-based products and services and other online and digital communications activity are or may be subject to US and foreign privacy-related regulations, including the US Children’s Online Privacy Protection Act of 1998 and the EU Data Protection Directive (Directive 95/46/EC) and related national regulations. We believe that we are in substantial compliance with these laws and regulations.

Our worldwide operations are subject to the requirements of various environmental laws and regulations in the jurisdictions where those operations are located. We believe that we are in substantial compliance with these laws and regulations. Our operations are from time to time the subject of investigations, conferences, discussions, and negotiations with various federal, state and local environmental agencies within and outside the United States with respect to the discharge or cleanup of hazardous waste. We are not aware of any material cleanup liabilities.
Furthermore, we are subject to various other federal, state, local and international laws and regulations applicable to its business. We believe that we are in substantial compliance with these laws and regulations.
Corporate Information
Our principal executive offices are located at 4030 Skyron Drive, Suite F, Doylestown, Pennsylvania 18902. Our telephone number is (610) 829-1039. The address of our website is www.xspandproductslab.com. Information contained on or accessible through our website is not a part of this Offering Circular and should not be relied upon in determining whether to make an investment decision.
Properties
The following table summarizes pertinent details of our properties as of September 30, 2017:
Location	Owned or Leased	Lease Expiration	Type of Property
4030 Skyron Drive, Suite F Doylestown, Pennsylvania 18902	Leased	Month-to-Month Lease	Principal Executive Office
20 Industrial Road Alpha, New Jersey 08865	Leased	Month-to-Month Lease	Packaging and Logistics Center
51 South Lincoln Avenue Washington, New Jersey 07882	Owned by Fergco	N/A	Rental Property
Employees
As of December 31, 2016, we had 30 total employees, all of which were full-time employees. None of our employees are represented by a union or parties to a collective bargaining agreement. We believe our employee relations to be good.
Legal Proceedings
We are not currently a party to any material legal proceedings. Although we are not currently a party any material legal proceedings, from time to time, we may be subject to various other legal proceedings and claims that are routine and incidental to our business. Although some of these proceedings may result in adverse decisions or settlements, management believes that the final disposition of such matters will not have a material adverse effect on our business, financial position, results of operations or cash flows.

MANAGEMENT
Directors and Executive Officers
The following table sets forth information about our directors and executive officers as of March 26, 2018.
Name	Age	Position(s)
Christopher B. Ferguson	49	Chairman and Chief Executive Officer
John Marchese(1)(2)(3)	65	Director
Michael Palleschi(1)(2)(3)	41	Director
Richard H. Williams(1)(2)(3)	81	Director
Kevin J. Ferguson	57	Director, President and Treasurer
Philip Anderson	50	Chief Financial Officer and Corporate Secretary
Bruce R. Bennett	59	Chief Product Officer

(1)
Member of the Audit Committee

(2)
Member of the Compensation Committee

(3)
Member of the Corporate Governance and Nominating Committee

Board of Directors
Our articles of incorporation and bylaws provide that our board of directors will consist of between three and five directors, provided that the minimum and maximum number of directors may be increased or decreased by our board of directors from time to time. In accordance with our bylaws and Nevada law, our board of directors oversees the management of the business and affairs of the Company. Our directors are elected by our stockholders at our annual stockholders meeting for one-year terms and to serve until their successors are duly elected and qualified or until their earlier death, resignation or removal. Stockholders are not entitled to cumulative voting in the election of our directors.
Christopher B. Ferguson has acted as our Chief Executive Officer, as well as Chairman of our board of directors since July 2017. From July 2013 until July 2017, Mr. Ferguson served as Chief Executive Officer of SRM and Fergco. In 2010, Mr. Ferguson co-founded a company in the fiber network industry, FTE Networks. Inc. (FTNW:NYSEAMERICAN), and served as CEO of the company until June 2013. Mr. Ferguson remains a board member and stockholder of that company. In August 2001, Mr. Ferguson co-founded Mercer Staffing, and acted as its president until December 2007. In June 1995, Mr. Ferguson founded The Florio Group, a private equity investment company, with former New Jersey governor James J. Florio. From June 1995 to October 2001, Mr. Ferguson served as Managing Director of The Florio Group. From May 1995 until August 1999, Mr. Ferguson also acted as Chief Financial Officer for Cabot Marsh Corporation, a healthcare consulting firm. Mr. Ferguson holds a Bachelor of Arts degree from Villanova University and a Juris Doctor degree from Widener University School of Law.
Kevin J. Ferguson has been a member of our board of directors, and has been our President and Treasurer, since July 2017. Mr. Ferguson acted as a member of the board of directors of Fergco from June 1995 until July 2017, and was employed as Fergco’s president from June 1999 to July 2017. Between June 1995 and May 1999, he worked as head of sales for Fergco. Mr. Ferguson holds a Bachelor of Science degree in business administration from Villanova University.
John Marchese has been a member of our board of directors since December 2017. In June 2000, he founded Marchese Associates, a branding and integrated marketing consultancy located in Ponte Vedra Beach, Florida. Mr. Marchese has served as Marchese Associates’ president and managing partner since its founding. Prior to founding Marchese Associates, Mr. Marchese was President of the Americas at Cordiant Communications Group’s Bates Worldwide, an advertising agency and President of Omnicom’s Alcone Marketing Group, a marketing agency focused on retail strategies. Mr. Marchese holds a Bachelor of Arts from Fordham University, and has been an active participant in the Harvard Business School’s Executive Training Program.

Michael Palleschi has been a member of our board of directors since December 2017 and currently serves as the Chairman and Chief Executive Officer of FTE Networks, Inc. (FTNW: NYSEAMERICAN), since being appointed to those roles in January 2014. Mr. Palleschi joined FTE Networks, Inc. in October 2010, as part of his responsibilities as Chief Operating Officer of Focus Venture Partners, which featured investments in growing telecom companies besides FTE Networks, Inc. including Focus Fiber Solutions, Jus-Com and Townsend Careers. Prior to working as COO of Focus Venture Partners, from June 2007 until 2010, he was the Director of Infrastructure Services for a South Florida facilities-based telecommunications company. From 2000 to 2007, he held several Senior Management roles in New York and Georgia at Level 3 Communications, a global network company focused on managed security, network, voice and data services. Mr. Palleschi has also held several senior management and executive roles at major telecommunications companies such as Qwest Communications and MCI. Mr. Palleschi holds multiple degrees in both Engineering and Business Management from the State University of New York at Albany.
Richard H. Williams has been a member of our board of directors since December 2017. From September 2017 to the present, Mr. Williams has served as a member of the board of directors of ITUS Corporation (ITUS: NASDAQ), a pharmaceutical company developing a platform to assist in the early detection of cancer. Since October 2015 to the present, he has served as special advisor to the Chairman and Chief Executive Officer of Parker Vision, Inc. (PRKR: NASDAQ), a cellular handset manufacturer located in Jacksonville, Florida. In that role, Mr. Williams focuses on the areas of business development, acquisitions and investment banking. From October 2011 to December 2013, Mr. Williams was employed as the Chairman and Chief Executive Officer of Sky Titan, Inc., a cargo airplane manufacturer. He was then employed as a consultant to Sky Titan, Inc. from December 2013 to October 2015. From June 2003 until May 2009, Mr. Williams served as a member of the board of directors of Iris International, Inc. (IRIS:NASDAQ) in Chatsworth, California, including stints as chairman of the board from June 2003 until January 2008 and lead director from January 2008 to May 2009. Mr. Williams holds a Bachelor of Science degree from New York University.
Qualifications of Director Nominees
When considering whether our director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable our board of directors to satisfy its oversight responsibilities effectively in light of our operational and organizational structure, our Nominating and Corporate Governance Committee and the board of directors focused primarily on the information discussed in each of the director nominees’ individual biographies set forth above and on the following particular attributes:
•
Mr. Christopher Ferguson: Mr. Ferguson offers executive decision-making and risk assessment skills as a results of his previous experiences and services as Chief Executive Officer of a public company. Our Nominating and Corporate Governance Committee and board of directors considered Mr. Ferguson’s 12 years of experience as a founder and senior executive officer of public and private corporations, and his current services as our Chief Executive Officer and determined that his vast experience in the role as a leader and executive and his direct involvement and understanding of both SRM and Fergco’s ongoing operations should facilitate the board of directors in its evaluation of strategic initiatives and operational performance.

•
Mr. Kevin Ferguson: Mr. Ferguson brings to the board valuable and practical business skills, as well as his extensive leadership and significant historical institutional knowledge of Fergco’s operations. Our Nominating and Corporate Governance Committee and board of directors considered his over 20 years of experience as a board member of Fergco, and his current services as our President and Treasurer, determining that his vast experience in sales and his extensive experience and leadership skills provide a significant benefit as a member of the board of directors.

•
Mr. Marchese: Mr. Marchese brings valuable leadership and expertise in bradding and integrated marketing, as evidenced by his experience at large marketing and advertising agencies, as well as his current positions as President and Managing Partner of Marchese Associates. Our Nominating and Corporate Governance Committee and board of directors considered his over 20 years of services as a founder, president, and managing partner of highly successful communications, advertising and marketing firms. His experience in prior leadership roles as well as his operational experience in the marketing and advertising firms he serviced provide a significant benefit to our Audit, Nominating and Corporate Governance, and Compensation Committees and to our board of directors.
•
Mr. Palleschi: Mr. Palleschi brings business knowledge and retail experience arising from his tenure in the telecommunications industry to the board. Our Nominating and Corporate Governance Committee and board of directors considered his over 15 years of service as an executive at major telecommunications companies as well as his experience and prior services as COO of Focus Venture Partners. Mr. Palleschi’s service in both operational and leadership roles provides a significant benefit to our Audit, Nominating and Corporate Governance, and Compensation Committees as well as to our board of directors.

•
Mr. Williams: Mr. Williams brings valuable and practical business skills to the board as director and Chairman of public companies. He also possesses important skills related to business development, acquisitions and investment banking. Our Nominating and Corporate Governance Committee and board of directors considered his nearly 20 years of service as a board member and advisor to publicly traded companies as well as his role as a senior executive officer of a private firm. The board determined that his prior experience in serving as a public company director and his expertise in strategic planning and public company executive matters significantly benefit our Audit, Nominating and Corporate Governance, and Compensation Committees as well as our board of directors.

Non-Director Executive Officers
Philip Anderson has acted as our Chief Financial Officer since August 2017. From November 2016 to June 2017, Mr. Anderson served as a consultant and Chief Financial Officer of COPsync, Inc. (COYN:NASDAQ), an information technology company that is focused on providing data management and services to the law enforcement industry. From January 2015 to July 2016, Mr. Anderson served as Chief Financial Officer of Electronic Cigarettes International Group Ltd. (ECIG:OTC), an electronic cigarettes manufacturer. From October 2006 to December 2014, he was a managing member of Pinnacle Fund, a Dallas, Texas-based hedge fund and family office investing in small to micro-cap public companies. Prior to joining Pinnacle Fund, Mr. Anderson was the director of research at Siar Capital from January 1999 to August 2006, a family office specializing in micro- and small-cap public and private investments. Prior to his time spent with Siar Capital, Phil performed sell-side research at the investment banks C.E. Unterberg and Ladenburg Thalmann. Mr. Anderson holds a Bachelor of Arts from Ithaca College and a Masters of Business Administration from Hofstra University.
Bruce R. Bennett has been our Chief Product Officer since July 2017. From January 1998 to June 2017, Mr. Bennett was employed as president of SRM, where he focused largely on the company’s product sourcing between China and the company’s various entertainment industry customers, such as Disney, Universal Studios, Six Flags, SeaWorld and Madison Square Garden. Mr. Bennett started at SRM in 1984, as assistant to the president, and worked his way up to the role of Vice President of Sales and Marketing prior to being named president of the company in January 1998.
Role of Board in Risk Oversight Process
Our board of directors has responsibility for the oversight of the Company’s risk management processes and, either as a whole or through its committees, regularly discusses with management our major risk exposures, their potential impact on our business and the steps we take to manage them. The risk oversight process includes receiving regular reports from board committees and members of senior management to enable our board to understand the company’s risk identification, risk management and risk mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, strategic and reputational risk.
The audit committee reviews information regarding liquidity and operations, and oversees our management of financial risks. Periodically, the audit committee reviews our policies with respect to risk assessment, risk management, loss prevention and regulatory compliance. Oversight by the audit committee includes direct communication with our external auditors, and discussions with management regarding significant risk exposures and the actions management has taken to limit, monitor or control such exposures. The compensation committee is responsible for assessing whether any of our compensation policies or programs has the potential to encourage excessive risk-taking. The nominating/corporate governance committee manages risks associated with the independence of the board, corporate disclosure practices, and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board is regularly informed through committee reports about such risks. Matters of significant strategic risk are considered by our board of directors as a whole.
Board Committees and Independence
Our board of directors has established an audit committee, a nominating and corporate governance committee and a compensation committee, each of which operates under a charter that has been approved by our board of directors and which goes into effect upon closing of this Offering.
Each of the Company’s current independent directors, John Marchese, Michael Palleschi and Richard H. Williams, are independent under the rules of The Nasdaq Capital Market. Accordingly, our board has determined that all of the members of each of the board’s three standing committees are independent as defined under the rules of The Nasdaq Capital Market. In addition, all members of the audit committee meet the independence requirements contemplated by Rule 10A-3 under the Exchange Act.
Audit Committee
The members of our audit committee are John Marchese, Michael Palleschi and Richard H. Williams. Mr. Williams chairs the audit committee. The audit committee’s main function is to oversee our accounting and financial reporting processes, internal systems of control, independent registered public accounting firm relationships and the audits of our financial statements. Upon closing of this Offering, this committee’s responsibilities will include, among other things:
•
appointing, approving the compensation of and assessing the independence of our registered public accounting firm;

•
overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm;

•
reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•
monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•
overseeing our internal audit function;

•
overseeing our risk assessment and risk management policies;

•
establishing policies regarding hiring employees from the independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•
meeting independently with our internal auditing staff, independent registered public accounting firm and management;

•
reviewing and approving or ratifying any related person transactions; and

•
preparing the audit committee report required by SEC rules.

All audit and non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our audit committee.
Our board of directors has determined that each of Mr. Williams and Mr. Palleschi are an “audit committee financial expert” as defined in applicable SEC rules.
Nominating and Corporate Governance Committee
The members of our nominating and corporate governance committee are John Marchese, Michael Palleschi and Richard H. Williams. Mr. Marchese chairs the nominating and corporate governance committee. Upon closing of this Offering, this committee’s responsibilities will include, among other things:
•
identifying individuals qualified to become members of our board of directors;

•
recommending to our board of directors the persons to be nominated for election as directors and to each of our board’s committees;

•
developing, recommending to the board, and assessing corporate governance principles, codes of conduct and compliance mechanisms; and

•
overseeing the evaluation of our board of directors.

Compensation Committee
The members of our compensation committee are John Marchese, Michael Palleschi and Richard H. Williams. Mr. Palleschi chairs the compensation committee. Upon closing of this Offering, this committee’s responsibilities will include, among other things:
•
reviewing and recommending corporate goals and objectives relevant to the compensation of our chief executive officer and other executive officers;

•
making recommendations to our board of directors with respect to, the compensation level of our executive officers;

•
reviewing and recommending to our board of directors employment agreements and significant arrangements or transactions with executive officers;

•
reviewing and recommending to our board of directors with respect to director compensation; and

•
overseeing and administering our equity-based incentive plan or plans.

Compensation Committee Interlocks and Insider Participation
None of our executive officers serves as a member of the compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our board of directors or our compensation committee.
Board Diversity
Upon closing of this Offering, our nominating and corporate governance committee will be responsible for reviewing with the board of directors, on an annual basis, the appropriate characteristics, skills and experience required for the board of directors as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the nominating and corporate governance committee, in recommending candidates for election, and the board of directors, in approving (and, in the case of vacancies, appointing) such candidates, will take into account many factors, including the following:
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personal and professional integrity, ethics and values;

•
experience in corporate management, such as serving as an officer or former officer of a publicly-held company;

•
development or commercialization experience in large entertainment products companies;

•
experience as a board member or executive officer of another publicly-held company;

•
strong finance experience;

•
diversity of expertise and experience in substantive matters pertaining to our business relative to other board members;

•
diversity of background and perspective, including with respect to age, gender, race, place of residence and specialized experience;

•
conflicts of interest; and

•
practical and mature business judgment.

Currently, our board of directors evaluates, and following the closing of this Offering will evaluate, each individual in the context of the board of directors as a whole, with the objective of assembling a group that can best maximize the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.
Family Relationships
Christopher B. Ferguson and Kevin J. Ferguson are brothers. There are no other family relationships among any of our officers or directors.
Involvement in Certain Legal Proceedings
Except as disclosed below, to our knowledge, none of our current directors or executive officers has, during the past ten years:
•
been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•
had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

•
been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

•
been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•
been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•
been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Except as set forth in our discussion below in “Certain Relationships and Related Party Transactions,” none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.
We are not currently a party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, we believe will have a material adverse effect on our business, financial condition or operating results.
Code of Business Conduct and Ethics
We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Following this Offering, a current copy of the code will be posted on the Corporate Governance section of our website, www.xspandproductslab.com. In addition, we intend to post on our website all disclosures that are required by law or the listing standards of The Nasdaq Capital Market concerning any amendments to, or waivers from, any provision of the code. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be a part of this Offering Circular.

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table summarizes the compensation of our named executive officers during the years ended December 31, 2017, 2016 and 2015: We only had one named executive officer that received compensation in an amount greater than $100,000 during the years ended December 31, 2017, 2016 and 2015:
Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	All Other Compensation	Total
Christopher B. Ferguson, Chairman and Chief Executive Officer	2017	$90,000	$—	$—	$—	$—	$90,000
	2016	$90,000	$—	$—	$—	$—	$90,000
	2015	$90,000	$—	$—	$—	$—	$90,000
Philip Anderson, Chief Financial Officer	2017	$0(1)	$0(1)	$—	$—	$0(1)	$0(1)
	2016	$0(1)	$0(1)	$—	$—	$0(1)	$0(1)
	2015	$0(1)	$0(1)	$—	$—	$0(1)	$0(1)
Bruce R. Bennett, Chief Product Officer	2017	$225,550	$1,000	$—	$—	$8,844	$234,844
	2016	$177,562	$1,200	$—	$—	$8,934	$187,696
	2015	$231,106	$1,200	$—	$—	$10,504	$242,810

(1)
Philip Anderson joined the Company in 2017.

General.   During 2017, 2016 and 2015, we compensated our named executive officers through a combination of base salary, cash bonuses and other benefits including car allowances. Each of our named executive officers has substantial responsibilities in connection with the day-to-day operations of our Company. Since we were recently formed, the amounts indicated in the table above reflect compensation paid or accrued directly by our operating subsidiaries for these individuals prior to the formation of the Company.
Base Salary.   The base salaries of our named executive officers were historically reviewed and set annually by the board of directors of SRM and Fergco; base salaries were also reviewed upon the promotion of an executive officer to a new position or another change in job responsibility. In establishing base salaries for our named executive officers for 2018 and into the future, our Compensation Committee will rely on external market data and peer data obtained from outside sources. In addition to considering the information obtained from such sources, our Compensation Committee will consider the same factors that the board of directors of SRM and Fergco considered:
•
each named executive officer’s scope of responsibility;

•
each named executive officer’s years of experience and experience in our industry;

•
the types and amount of the elements of compensation to be paid to each named executive officer;

•
our financial performance and performance with respect to other aspects of our operations, such as our growth and profitability; and

•
each named executive officer’s individual performance and contributions to our performance, including leadership and team work.

Cash Bonuses.   Our named executive officers are also eligible to receive an annual cash bonus as a percentage of base salary based on our achievement of various metrics. Annual incentive awards are intended to recognize and reward those named executive officers who contribute meaningfully to our performance for the year. These bonuses are subject to the discretion of the Compensation Committee each year as to whether and in what amounts they will be paid.

Stock Awards.   Our stock incentive awards will be issued under the Xspand Products Lab, Inc. Omnibus Incentive Plan (the “Incentive Plan”) adopted by our board of directors in December 2017. The Incentive Plan provides for up to 1,764,705 shares of our common stock, or 15% of our outstanding shares calculated on a fully diluted basis, to be issued as stock-based incentives. Stock incentive awards under the Incentive Plan can be in the form of stock options, restricted stock units, performance awards and restricted stock that are made to employees, directors and service providers. Awards are subject to forfeiture until vesting conditions have been satisfied under the terms of the award. We believe awards to our executive officers help align the interests of management and our stockholders and reward our executive officers for improved Company performance.
Section 162(m) of the Code.   Section 162(m) of the Code generally limits the corporate tax deduction for compensation in excess of  $1 million that is paid to our named executive officers. We intend to rely on a transition rule for corporations that become publicly held in connection with an initial public offering, which will continue until our annual stockholder meeting in approximately, 2022. During this transition period, the $1 million annual deduction limit will not apply to compensation paid under a plan that existed prior to the initial public offering. Following the transition period, we anticipate that any compensation paid to our named executive officers in excess of  $1 million limit will be nondeductible. The Compensation Committee has carefully considered the impact of Section 162(m) and its limits on deductibility and intends to design its compensation programs in a manner that minimizes the impact of this limit, where applicable.
Employment Agreements
Historically, we generally employed our named executive officers “at will” and did not have written employment agreements with them. As such, we do not presently offer a 401(k) plan or other health or welfare benefits to our executive officers. However, after the consummation of this Offering, we intend to enter into written, “at will” employment agreements with Christopher B. Ferguson, our Chairman and Chief Executive Officer and Philip Anderson, our Chief Financial Officer and Corporate Secretary, the terms of which are still being negotiated.
Director Compensation
As of March 26, 2018, we have not offered members of our board of directors compensation for their services.
Outstanding Equity Awards at Fiscal Year End
There were no outstanding equity awards as of December 31, 2017 that were held by our named executive officers.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Policies and Procedures for Related Person Transactions
Our board of directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees or 5% stockholders, or their immediate family members, each of whom we refer to as a “related person,” has a direct or indirect material interest.
If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our Chief Financial Officer. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.
A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the committee will review and consider:
•
the related person’s interest in the related person transaction;

•
the approximate dollar value of the amount involved in the related person transaction;

•
the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•
whether the transaction was undertaken in the ordinary course of our business;

•
whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party; and

•
the purpose of, and the potential benefits to us of, the transaction.

The committee may approve or ratify the transaction only if the committee determines that, under all of the circumstances, the transaction is in our best interests. The committee may impose any conditions on the related person transaction that it deems appropriate.
In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our board of directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:
•
interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity) that is a participant in the transaction, where (i) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (ii) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction and (iii) the amount involved in the transaction is less than the greater of  $200,000 or 5% of the annual gross revenues of the company receiving payment under the transaction; and

•
a transaction that is specifically contemplated by provisions of our articles of incorporation or bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the compensation committee in the manner specified in its charter.
We did not have a written policy regarding the review and approval of related person transactions prior to this Offering. Nevertheless, with respect to such transactions, it was our policy for our board of directors to consider the nature of and business reason for such transactions, how the terms of such transactions compared to those which might be obtained from unaffiliated third parties and whether such transactions were otherwise fair to and in the best interests of, or not contrary to, our best interests. In addition, all related person transactions required prior approval, or later ratification, by our board of directors.
Indemnification Agreements
Our articles of incorporation provide that we will indemnify our directors and officers to the fullest extent permitted by Nevada law. In addition, we intend to enter into indemnification agreements with our directors prior to the completion of the Offering.
Stock Option Grants to Executive Officers and Directors
As of March 26, 2018, we have not issued to our executive officers or members of our board of directors any stock option grants. However, we expect to issue stock options to purchase 210,000 shares under the Incentive Plan to directors, officers and certain other keys employees upon consummation of this Offering.
Related Party Transactions
As of September 30, 2017, December 31, 2016 and December 31, 2015, due to/from related party consists of amounts due to/from SRM Entertainment Group LLC (“SRM LLC”), which was the parent of SRM prior to its acquisition by Xspand, related to management fees charged by SRM LLC to SRM as well as other expenses that were paid for on SRM’s behalf by SRM LLC. Management fees charged to SRM by SRM LLC were $1,780,637 and $2,074,908 for the years ended December 31, 2016 and 2015, respectively. Management fees charged by SRM LLC to SRM were $988,166 and $1,479,769 for the nine months ended September 30, 2017 and 2016, respectively.
On September 30, 2017, SRM and Fergco were acquired by Xspand from entities having similar ownership as Xspand in exchange for an aggregate of 3,000,000 shares of Xspand common stock and notes payable aggregating $2,996,500. This transaction between entities under common control resulted in a change in reporting entity and required retrospective combination of the entities for all periods presented, as if the combination had been in effect since the inception of common control. Accordingly, the consolidated financial statements of Xspand reflect the accounting of the combined acquired subsidiaries, except that equity reflects the equity of Xspand.
As stated above, in connection with the acquisition of SRM and Fergco, Xspand issued two notes payable aggregating $2,996,500. One note was issued to NL Penn Capital, L.P. in relation to the acquisition of SRM in the amount of  $2,120,000, and the other note was issued to the stockholders of Fergco in the amount of  $876,500. Both notes bear interest at a rate of six percent per annum. Xspand is required to make monthly payments on the notes, comprised of principal and interest beginning in January 2018 that are amortized over ten years, with a balloon payment of all outstanding principal and interest due at the respective maturity dates ($666,113 due on December 1, 2020 and $1,217,431 due on December 1, 2022).

PRINCIPAL STOCKHOLDERS
The following table sets forth the beneficial ownership of our Common Stock immediately prior to and immediately after the completion of this Offering by:
•
each stockholder known by us to beneficially own more than 5% of our outstanding Common Stock;

•
each of our directors;

•
each of our named executive officers; and

•
all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities. A security holder is also deemed to be, as of any date, the beneficial owner of all securities that such security holder has the right to acquire within 60 days after such date through (i) the exercise of any option or warrant, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement or (iv) the automatic termination of a trust, discretionary account or similar arrangement. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each person identified in the table has sole voting and investment power over all of the shares shown opposite such person’s name.
The percentage of beneficial ownership is based on 3,000,000 shares of our Common Stock outstanding as of March 26, 2018 and 5,000,000 shares to be outstanding after the completion of this Offering.
	Shares of Common Stock Beneficially Owned Before the Offering		Shares of Common Stock Beneficially Owned After the Offering
Name of beneficial owner	Number	Percentage	Number	Percentage
5% Stockholders
Stuart J. Ferguson	300,000	10%	300,000	6%
Thomas S. Ferguson	300,000	10%	300,000	6%
Lelainya D. Ferguson	1,453,500(1)	48.45%	1,453,500	29.07%
Claudia McFillin	182,250(2)	6.275%	182,250	3.65%
Stephen R. Mickelberg	162,000	5.4%	162,000	3.24%
Named Executive Officers and Directors
Christopher B. Ferguson, Chairman	1,755,750(3)	58.525%	1,755,750	35.12%
Kevin J. Ferguson	300,000	10%	300,000	6%
John Marchese, Director	*	*%	*	*%
Michael Palleschi, Director	*	*%	*	*%
Richard Williams, Director	*	*%	*	*%
Philip Anderson	*	*%	*	*%
Bruce R. Bennett	*	*%	*	*%
All directors and executive officers as a group (8 persons)	2,055,750	68.525%	2,055,750	41.12%

*
Represents beneficial ownership of less than 1%.

(1)
Includes 1,453,500 shares held jointly with Mrs. Ferguson’s spouse, Christopher B. Ferguson.

(2)
Includes 2,250 shares held by Mrs. McFillin’s spouse, Phillip A. McFillin. Mrs. McFillin disclaims beneficial ownership of the shares.

(3)
Includes 1,453,500 shares held jointly with Mr. Ferguson’s spouse, Lelainya D. Ferguson.

DESCRIPTION OF CAPITAL STOCK
General
The following description of our capital stock and provisions of our articles of incorporation and bylaws are summaries and are qualified by reference to the articles of incorporation and the bylaws that will be in effect upon the closing of this Offering. By becoming a stockholder in our Company, you will be deemed to have notice of and consented to these provisions of our articles of incorporation and bylaws.
We have two authorized classes of stock: preferred stock (no shares presently authorized), and common stock (250,000,000 million shares authorized).
Common Stock
Holders of our Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. An election of directors by our stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Holders of Common Stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock.
In the event of our liquidation or dissolution, the holders of Common Stock are entitled to receive proportionately all assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of Common Stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.
Preferred Stock
Under the terms of our articles of incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.
The purpose of authorizing our board of directors to issue preferred stock and to determine such preferred stock’s rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. Presently, our board of directors has not authorized the creation or issuance of any shares or series of preferred stock, and there will be no shares of preferred stock issued or outstanding upon the closing of this Offering.
Anti-Takeover Provisions
Because we are incorporated in Nevada, we are governed by the provisions of Nevada Revised Statutes 78.378 to 78.3793, which prohibits a person who owns in excess of 10% of our outstanding voting stock from merging, consolidating or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 10% of our outstanding voting stock, unless the merger, consolidation or combination is approved in a prescribed manner. Any provision in our articles of incorporation or our bylaws or Nevada law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our Common Stock, and could also affect the price that some investors are willing to pay for our Common Stock.
Removal of Directors
A director may be removed only for cause and only by the affirmative vote of the holders of at least 75% of the votes that all our stockholders would be entitled to cast in an annual election of directors. Any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office.
Authorized but Unissued Shares
The authorized but unissued shares of our Common Stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of The Nasdaq Capital Market. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Transfer Agent and Registrar
The transfer agent and registrar for our Common Stock will be Nevada Agency & Transfer Company.
The Nasdaq Capital Market
We have applied to list our Common Stock on The Nasdaq Capital Market under the symbol “XSPL.” No assurance can be given that our application will be approved.

SHARES ELIGIBLE FOR FUTURE SALE
Prior to this Offering, there has been no public market for our Common Stock, and a liquid trading market for our Common Stock may not develop or be sustained after this Offering. Future sales of substantial amounts of our Common Stock in the public market, including shares issued upon exercise of outstanding options, or the anticipation of these sales, could materially and adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sales of equity or equity-related securities.
As described below, only a limited number of shares of our Common Stock will be available for sale in the public market for a period of several months after closing of this Offering due to contractual and legal restrictions on resale described below. Nevertheless, sales of a substantial number of shares of our Common Stock in the public market after such restrictions lapse, or the perception that those sales may occur, could materially and adversely affect the prevailing market price of our Common Stock. Although we have applied to list our Common Stock on The Nasdaq Capital Market, we cannot assure you that our listing application will be approved by Nasdaq, or that there will ever be an active market for our Common Stock.
Upon the closing of this Offering, we will have outstanding an aggregate of 5,000,000 shares of our Common Stock, assuming that all of the shares in the Offering are sold and that there is no exercise of outstanding options or warrants.
Of the shares to be outstanding immediately after the closing of this Offering, we expect that the      2,000,000 shares to be sold in this Offering will be freely tradable without restriction under the Securities Act unless purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act. The remaining 3,000,000 of our Common Stock outstanding after this Offering will be “restricted securities” under Rule 144, and we expect that a substantial portion of these restricted securities will be subject to the lock-up agreements described below. These restricted securities may be sold in the public market only if registered or pursuant to an exemption from registration, such as Rule 144 or Rule 701 under the Securities Act.
Rule 144
Affiliate Resales of Restricted Securities
In general, subject to the lock-up restrictions described below, beginning 90 days after the qualification of the Company’s Form 1-A offering statement, of which this Offering Circular is a part, a person who is an affiliate of ours, or who was an affiliate at any time during the 90 days before a sale, who has beneficially owned shares of our Common Stock for at least six months would be entitled to sell in “broker’s transactions” or certain “riskless principal transactions” or to market makers, a number of shares within any three-month period that does not exceed the greater of:
•
1% of the number of shares of our Common Stock then outstanding, which will equal approximately shares immediately after this Offering; or

•
the average weekly trading volume in our Common Stock on The Nasdaq Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Affiliate resales under Rule 144 are also subject to the availability of current public information about us. In addition, if the number of shares being sold under Rule 144 by an affiliate during any three-month period exceeds 5,000 shares or has an aggregate sale price in excess of  $50,000, the seller must file a notice on Form 144 with the SEC and Nasdaq concurrently with either the placing of a sale order with the broker or the execution directly with a market maker.
Non-Affiliate Resales of Restricted Securities
In general, subject to the lock-up restrictions described above, beginning 90 days after the effective date of the Form 1-A offering statement of which this Offering Circular is a part, a person who is not an affiliate of ours at the time of sale, and has not been an affiliate at any time during the three months preceding a sale, and who has beneficially owned shares of our Common Stock for at least six months but less than a year, is entitled to sell such shares subject only to the availability of current public information about us.

If such person has held our shares for at least one year, such person can resell under Rule 144(b)(1) without regard to any Rule 144 restrictions, including the 90-day public company requirement and the current public information requirement.
Non-affiliate resales are not subject to the manner of sale, volume limitation or notice filing provisions of Rule 144.
Lock-up Agreements
We and our officers, directors, and more than 5% stockholders have agreed, or will agree with the Selling Agents, subject to certain exceptions, that without the prior written consent of the Selling Agents, we will not, directly or indirectly, during the period ending 180 days after the date of the Offering Circular:
•
offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of the Common Stock or any securities convertible into or exchangeable or exercisable for the Common Stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition; or

•
enter into any swap or any other agreement or any transaction that transfers, in whole or in part, the economic consequence of ownership of the Common Stock, whether any such swap or transaction is to be settled by delivery of the Common Stock or other securities, in cash or otherwise.

This agreement does not apply, in our case, to securities issued pursuant to existing employee benefit plans or securities issued upon exercise of options, and other exceptions, and in the case of our officers, directors and other holders of our securities, exercise of stock options issued pursuant to a stock option or similar plans, and other exceptions.
Rule 701
Rule 701 generally allows a stockholder who purchased shares of our Common Stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of ours during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144. Rule 701 also permits affiliates of ours to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required to wait until 90 days after the date of this Offering Circular before selling such shares pursuant to Rule 701 and until expiration of the one year lock-up period described below.

PLAN OF DISTRIBUTION
We have entered into a selling agency agreement with Alexander Capital, L.P., as representative of the several selling agents (the “Selling Agents”), with respect to the shares of our Common Stock in this offering. Under the terms and subject to the conditions contained in the selling agency agreement, we have agreed to issue and sell to the public through the Selling Agents, and the Selling Agents have agreed to offer and sell, up to 2,000,000 shares of our Common Stock, on a best efforts basis.
The selling agency agreement provides that the obligation of the Selling Agents to arrange for the offer and sale of the shares of our Common Stock, on a best efforts basis, is subject to certain conditions precedent. The Selling Agents are under no obligation to purchase any shares of our Common Stock for their own account. As a “best efforts” offering, there can be no assurance that the offering contemplated hereby will ultimately be consummated, or even if consummated that we will in fact obtain a listing on Nasdaq. The Selling Agents may, but are not obligated to, retain other selected dealers that are qualified to offer and sell the shares and that are members of the Financial Industry Regulatory Authority, Inc. The Selling Agents propose to offer the shares to investors at the public offering price, and will receive the selling agent fees, set forth on the cover of this Offering Circular.
The following table and the two succeeding paragraphs summarize the selling agent compensation and estimated expenses we will pay:
	Public Offering Price	Selling Agents’ Fees	Proceeds to Us, Before Expenses
Per share	$5.00	$0.40	$4.60
Maximum Offering Amount	$10,000,000	$800,000	$9,200,000
We have agreed to reimburse the Selling Agents for expenses incurred relating to the offering, including all actual fees and expenses incurred by the Selling Agents in connection with, among other things, due diligence costs, up to $25,000 for the Selling Agents’ use of Ipreo’s book-building, prospectus tracking and compliance software, up to $20,000 of the the Selling Agents’ “road show” expenses, and up to $75,000 of the fees and expenses of the Selling Agents’ counsel. We estimate that the total expenses of this offering, excluding underwriting commissions described above, will be approximately $345,000. We have also agreed to pay the Selling Agents a success-based non-accountable expense allowance in the amount of one percent (1%) of the gross proceeds of the Offering.
As additional compensation to the Selling Agents, upon consummation of this offering, we will issue to the Selling Agents or their designees warrants to purchase an aggregate number of shares of our Common Stock equal to 5% of the number of shares of Common Stock issued in this offering, at an exercise price per share equal to 120% of the initial public offering price (the “Selling Agent Warrants”). The Selling Agent Warrants and the underlying shares of Common Stock will not be exercised, sold, transferred, assigned, or hypothecated or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the Selling Agent Warrants by any person for a period of 180 days from the effective date of the registration statement for this offering in accordance with FINRA Rule 5110. The Selling Agent Warrants will expire on the fifth anniversary of the qualification date of the offering, in accordance with FINRA Rule 5110(f)(2)(G)(i).
An offering circular in electronic format may be made available on the websites maintained by the Selling Agents, or selling group members, if any, participating in the offering. The Selling Agents may agree to allocate a number of shares to selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the Selling Agents and selling group members that may make internet distributions on the same basis as other allocations.
We have agreed that we will not: (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of our company or any securities convertible into or exercisable or exchangeable for shares of capital stock of our company, (ii) file or cause to be filed any registration statement with the SEC relating to the offering of any shares of capital stock of our company or any securities convertible into or exercisable or exchangeable for shares of capital stock of our company, or (iii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of capital stock of our company, whether any such transaction described in clause (i), (ii) or (iii) above is to be settled by delivery of shares of capital stock of our company or such other securities, in cash or otherwise, in each case without the prior consent of the Selling Agents for a period of twelve months after the date of this Offering Circular, other than (A) the shares of our Common Stock to be sold hereunder, (B) the issuance by us of shares of our Common Stock upon the exercise of a stock option or warrant or the conversion of a security outstanding on the date of this offering, hereafter issued pursuant to our currently existing or hereafter adopted equity compensation plans or employment or consulting agreements or arrangements of which the Selling Agents have been advised in writing or which have been filed with the SEC or (C) the issuance by us of stock options or shares of capital stock of our company under any currently existing or hereafter adopted equity compensation plan or employment/consulting agreements or arrangements of our company. There are exceptions to these restrictions if our price per share exceeds certain amounts for a five-day period.
We, our executive officers and directors, and holders of substantially all of our Common Stock have entered into lock-up agreements with the Selling Agents. Under the lock-up agreements, subject to certain exceptions, we and each of these persons may not, without the prior written approval of the Selling Agents, offer, sell, contract to sell, pledge, or otherwise dispose of, directly or indirectly, or hedge our Common Stock or securities convertible into or exchangeable or exercisable for our Common Stock. These restrictions will be in effect for a period of approximately one year after the date of this Offering Circular.
Exchange Listing
We intend to apply to Nasdaq to list shares of our Common Stock under the symbol “XSPL.” In order to meet one of the requirements for listing our Common Stock on The Nasdaq Capital Market, the Selling Agents intend to sell lots of 100 or more shares to a minimum of 300 beneficial holders. Our Common Stock will not commence trading on The Nasdaq Capital Market until each of the following conditions are met: (i) the Offering is completed, and (ii) we have filed a post-qualification amendment to the Offering Statement, which such post-qualification amendment is qualified by the SEC, and (iii) we have filed a registration statement on Form 8-A, which Form 8-A has been declared effective by the SEC. Pursuant to applicable rules under Regulation A, the Form 8-A will not become effective until the SEC qualifies the post-qualification amendment. We intend to file the post-qualification amendment and request its qualification immediately prior to the termination of the Offering in order that the Form 8-A may become effective as soon as practicable. Even if we meet the minimum requirements for listing on The Nasdaq Capital Market, we may wait before terminating the Offering and commencing the trading of our Common Stock on The Nasdaq Capital Market in order to raise additional proceeds. As a result, you may experience a delay between the closing of your purchase of shares of our Common Stock and the commencement of exchange trading of our Common Stock on The Nasdaq Capital Market.
Pricing of the Offering
Prior to the Offering, there has been no public market for shares of our Common Stock. The initial public offering price will be determined by negotiation between us and the Selling Agents. The principal factors considered in determining the initial public offering price include:
•
the information set forth in this Offering Circular and otherwise available to the Selling Agents;

•
our history and prospects and the history of and prospects for the industry in which we compete;

•
our past and present financial performance;

•
our prospects for future earnings and the present state of our development;

•
an assessment of our management;

•
the general condition of the securities markets at the time of this Offering;

•
the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

•
other factors deemed relevant by the Selling Agents and us.

Neither we nor the Selling Agents can assure investors that an active trading market will develop for shares of our Common Stock, or that shares will trade in the public market at or above the initial public offering price.
Indemnification and Control
We have agreed to indemnify the Selling Agents against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to the payments the Selling Agents and their affiliates and controlling persons may be required to make in respect of these liabilities.
The Selling Agents and their affiliates are engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The Selling Agents and their affiliates may in the future perform various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.
Our Relationship with the Selling Agents
In the ordinary course of their various business activities, the Selling Agents and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Company. The Selling Agents and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Investment Limitations for Trading on the OTC Markets
Because our Common Stock will not initially be listed on a national securities exchange upon qualification of the Offering, we may also seek for our Common Stock to trade on a platform of the OTC Markets.
Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth (please see “How to Calculate Net Worth”). Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(c) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.
Because this is a Tier 2, Regulation A offering, most investors must comply with the 10% limitation on investment in the Offering. The only investor in this Offering exempt from this limitation is an “accredited investor” as defined under Rule 501 of Regulation D under the Securities Act (an “Accredited Investor”). If you meet one of the following tests you should qualify as an Accredited Investor:
(i)
You are a natural person who has had individual income in excess of  $200,000 in each of the two most recent years, or joint income with your spouse in excess of  $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

(ii)
You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase Shares (please see “How to Calculate Net Worth”);

(iii)
You are an executive officer or general partner of the issuer or a manager or executive officer of the general partner of the issuer;

(iv)
You are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or the Code, a corporation, a Massachusetts or similar business trust or a partnership, not formed for the specific purpose of acquiring the shares in this Offering, with total assets in excess of  $5,000,000;

(v)
You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940 (the “Investment Company Act”), or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958 or a private business development company as defined in the Investment Advisers Act of 1940;

(vi)
You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor;

(vii)
You are a trust with total assets in excess of  $5,000,000, your purchase of Shares is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the shares in this Offering; or

(viii)
You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of  $5,000,000.

How to Calculate Net Worth:   For the purposes of calculating your net worth, it is defined as the difference between total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the shares in this Offering.
Under Rule 251 of Regulation A, non-accredited, non-natural person investors are subject to the investment limitation and may only invest funds which do not exceed 10% of the greater of the purchaser’s revenue or net assets (as of the purchaser’s most recent fiscal year end). As a result, non-accredited, natural person may only invest funds which do not exceed 10% of the greater of the purchaser’s annual income or net worth (please see below on how to calculate your net worth).
In order to purchase shares of our Common Stock and prior to the acceptance of any funds from an investor, an investor will be required to represent, to the Company’s satisfaction, that he is either an accredited investor or is in compliance with the 10% of net worth or annual income limitation on investment in this Offering.
Offering Period and Expiration Date
This Offering will start on or after the date that the Offering is qualified by the SEC and will terminate on the Termination Date.
Procedures for Subscribing
US investors who participate in this Offering, including through selected dealers who do not maintain clearing agreements, will be required to deposit their funds in an escrow account held at Signature Bank; any such funds that Signature Bank receives shall be held in escrow until the applicable closing of the Offering or such other time as mutually agreed between the Company and the Selling Agents, and then used to complete securities purchases, or returned if this Offering fails to close.
Selected dealers with clearing agreements shall provide the Selling Agents with executed indications and delivery sheets from their customers and shall settle the transaction with the Selling Agents through DTC on closing. In the event that the Company does not qualify or list on The Nasdaq Capital Market, selected dealers who are unable to participate in an over the counter security may withdraw their subscriptions prior to closing.

Non-US investors may participate in this Offering by depositing their funds in the escrow account held at Signature Bank; any such funds that Signature Bank receives shall be held in escrow until the applicable closing of the Offering or such other time as mutually agreed between the Company and the Selling Agents, and then used to complete securities purchases, or returned if this Offering fails to close.
Right to Reject Subscriptions
After we receive your complete, executed subscription agreement (the form of which is attached to the Offering Statement as Exhibit 4.1) and the funds required under the subscription agreement have been transferred to our escrow account at Signature Bank, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.
Acceptance of Subscriptions
Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the shares subscribed at closing. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES LIABILITIES
Our bylaws, subject to the provisions of Nevada Law, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the corporation. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS
Certain legal matters with respect to the shares of Common Stock offered hereby will be passed upon by Waller Lansden Dortch & Davis, LLP, Nashville, Tennessee. Cozen O’Connor, P.C., Minneapolis, Minnesota is acting as counsel to the Selling Agents.
EXPERTS
The financial statements of the Company appearing elsewhere in this Offering Circular have been included herein in reliance upon the report of Marcum LLP, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of that firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a Regulation A Offering Statement on Form 1-A under the Securities Act with respect to the shares of Common Stock offered hereby. This Offering Circular, which constitutes a part of the Offering Statement, does not contain all of the information set forth in the Offering Statement or the exhibits and schedules filed therewith. For further information about us and the Common Stock offered hereby, we refer you to the Offering Statement and the exhibits and schedules filed therewith. Statements contained in this Offering Circular regarding the contents of any contract or other document that is filed as an exhibit to the Offering Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement. Upon the consummation of this Offering, we will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website that contains reports, proxy statements and other information about issuers, including us, that file electronically with the SEC. The address of this site is www.sec.gov.

XSPAND PRODUCTS LAB, INC. & SUBSIDIARIES

INDEX TO FINANCIAL STATEMENTS

INDEPENDENT AUDITORS’ REPORT
To the Board of Directors and Stockholders
of Xspand Products Lab, Inc. and Subsidiaries
We have audited the accompanying consolidated balance sheets of Xspand Products Lab, Inc. and Subsidiaries (the “Company”) as of December 31, 2016 and 2015, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Xspand Products Lab, Inc. and Subsidiaries, as of December 31, 2016 and 2015, and the consolidated results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.
Marcum LLP
New York, NY
December 22, 2017, except for Note 12 as to which the date is March 1, 2018

XSPAND PRODUCTS LAB, INC. & SUBSIDIARIES

Consolidated Balance Sheets
	December 31,
	2016	2015
Assets
Current Assets:
Cash and cash equivalents	$2,534,753	$2,479,369
Accounts receivable, net	1,498,705	1,247,731
Inventory	164,511	175,780
Prepaid expenses and other current assets	42,154	112,572
Total Current Assets	4,240,123	4,015,452
Property and equipment, net	1,116,036	1,087,959
Total Assets	$5,356,159	$5,103,411
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$843,424	$228,249
Accrued expenses and other current liabilities	114,362	303,689
Due to related party	132,404	540,366
Total Current Liabilities	1,090,190	1,072,304
Notes payable – related parties	2,996,500	2,996,500
Deferred tax liability	5,810	10,825
Total Liabilities	4,092,500	4,079,629
Commitments and Contingencies (Note 9)	—	—
Stockholders’ Equity:
Common stock, $0.001 par value, 250,000,000 shares authorized; 3,000,000 shares issued and outstanding as of December 31, 2016 and 2015	3,000	3,000
Additional paid-in capital	746,526	746,526
Retained earnings	514,133	274,256
Total Stockholders’ Equity	1,263,659	1,023,782
Total Liabilities and Stockholders’ Equity	$5,356,159	$5,103,411

The accompanying notes are an integral part of these consolidated financial statements.

XSPAND PRODUCTS LAB, INC. & SUBSIDIARIES

Consolidated Statements of Operations
	For the Years Ended, December 31,
	2016	2015
Revenues, net	$16,022,000	$17,296,723
Cost of revenues	11,054,995	12,249,828
Gross Profit	4,967,005	5,046,895
Operating Expenses:
Selling, general, and administrative	4,535,920	4,721,195
Total Operating Expenses	4,535,920	4,721,195
Operating Income	431,085	325,700
Other Income:
Rental income	102,815	102,815
Interest income	5,838	5,788
Total Other Income	108,653	108,603
Income Before Income Taxes	539,738	434,303
Income tax expense	40,372	22,292
Net Income	$499,366	$412,011
Net Income Per Share
– Basic and Diluted	$0.17	$0.14
Weighted Average Number of Common Shares Outstanding
– Basic and Diluted	3,000,000	3,000,000

The accompanying notes are an integral part of these consolidated financial statements.

XSPAND PRODUCTS LAB, INC. & SUBSIDIARIES

Statements of Changes in Stockholders’ Equity
For the Years Ended December 31, 2016 and 2015
	Common Stock		Additional Paid-In Capital	Retained Earnings	Total Stockholders’ Equity
	Shares	Amount
Balance – January 1, 2015	3,000,000	$3,000	$746,526	$—	$749,526
Dividends	—	—	—	(137,755)	(137,755)
Net income	—	—	—	412,011	412,011
Balance – December 31, 2015	3,000,000	3,000	746,526	274,256	1,023,782
Dividends	—	—	—	(259,489)	(259,489)
Net income	—	—	—	499,366	499,366
Balance – December 31, 2016	3,000,000	$3,000	$746,526	$514,133	$1,263,659

The accompanying notes are an integral part of these consolidated financial statements.

XSPAND PRODUCTS LAB, INC. & SUBSIDIARIES

Consolidated Statements of Cash Flows
	For the Years Ended December 31,
	2016	2015
Cash Flows From Operating Activities
Net income	$499,366	$412,011
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	190,938	215,266
Changes in operating assets and liabilities:
Accounts receivable	(250,974)	182,936
Inventory	11,269	(87,819)
Prepaid expenses and other current assets	70,418	182,701
Accounts payable	615,175	(267,752)
Accrued expenses and other current liabilities	(189,327)	(74,859)
Deferred tax liability	(5,015)	10,825
Due to related party	(407,962)	(441,887)
Net Cash Provided By Operating Activities	533,888	131,422
Cash Flows From Investing Activities
Purchases of property and equipment	(219,015)	(187,240)
Net Cash Used In Investing Activities	(219,015)	(187,240)
Cash Flows From Financing Activities
Payment of dividends	(259,489)	(137,755)
Net Cash Used In Financing Activities	(259,489)	(137,755)
Net Increase (Decrease) in Cash and Cash Equivalents	55,384	(193,573)
Cash and Cash Equivalents – Beginning of Year	2,479,369	2,672,942
Cash and Cash Equivalents – End of Year	$2,534,753	$2,479,369
Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$—	$—
Income tax (refunded)	$45,233	$(48,425)

The accompanying notes are an integral part of these consolidated financial statements.

XSPAND PRODUCTS LAB, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015
Note 1 — Business Organization and Nature of Operations
Xspand Products Lab, Inc. (“Xspand”) was incorporated on July 18, 2017 under the laws of the State of Nevada as Idea Lab X Products, Inc. On October 26, 2017, Idea Lab X Products, Inc. changed its name to Xspand Products Lab, Inc.
As of September 30, 2017, Xspand had two wholly-owned subsidiaries (collectively, the “Company”): S.R.M. Entertainment Limited (“SRM”) and Ferguson Containers, Inc. (“Fergco”). SRM was incorporated in Hong Kong on January 14, 1981 and primarily designs, manufactures and sells a broad variety of innovative toy products sold directly to retailers or direct to consumers via ecommerce in North America, Asia and Europe. Fergco was incorporated on September 14, 1966 under the laws of the State of New Jersey. Fergco primarily designs, manufactures and sells packaging and packaging materials for industrial and pharmaceutical companies in North America.
On September 30, 2017, SRM and Fergco were acquired by Xspand in exchange for an aggregate of 3,000,000 shares of Xspand common stock and notes payable aggregating $2,996,500 (see Note 8). This transaction between entities under common control resulted in a change in reporting entity and required retrospective combination of the entities for all periods presented, as if the combination had been in effect since the inception of common control. Accordingly, the consolidated financial statements of Xspand reflect the accounting of the combined acquired subsidiaries at historical carrying values, except that equity reflects the equity of Xspand.
Note 2 — Summary of Significant Accounting Policies
Basis of Presentation
The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and are presented in US dollars.
Principles of Consolidation
The consolidated financial statements include the accounts of Xspand and its wholly-owned subsidiaries, SRM and Fergco. All intercompany transactions and balances have been eliminated in consolidation.
Reclassification
Certain amounts with the consolidated statements of operations have been reclassified to conform with the current presentation. These reclassifications had no impact on the Company’s previously reported financial position, net income or cash flows for any of the periods presented.
Use of Estimates
Preparation of financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, together with amounts disclosed in the related notes to the financial statements.
The Company’s significant estimates used in these financial statements include, but are not limited to, accounts receivable reserves, the valuation allowance related to the Company’s deferred tax assets and the recoverability and useful lives of long-lived assets. Certain of the Company’s estimates could be affected by external conditions, including those unique to the Company and general economic conditions. It is reasonably possible that these external factors could have an effect on the Company’s estimates and could cause actual results to differ from those estimates.

XSPAND PRODUCTS LAB, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

Note 2 — Summary of Significant Accounting Policies — (Continued)

Cash and Cash Equivalents
The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents in the consolidated financial statements.
The Company has cash on deposits in several financial institutions which, at times, may be in excess of Federal Deposit Insurance Corporation (“FDIC”) insurance limits. The Company has not experienced losses in such accounts and periodically evaluates the creditworthiness of its financial institutions. The Company reduces its credit risk by placing its cash and cash equivalents with major financial institutions. As of December 31, 2016 and 2015, the Company had cash of  $43,347 and $187,393, respectively, that was held by banking institutions located outside the United States of America. As of December 31, 2016 and 2015, the Company had cash balances in excess of FDIC insurance limits of  $1,541,156 and $1,365,499, respectively.
Accounts Receivable
Accounts receivable are carried at their contractual amounts, less an estimate for uncollectible amounts. As of December 31, 2016 and 2015, the allowance for uncollectable amounts was not material. Management estimates the allowance for bad debts based on existing economic conditions, historical experience, the financial conditions of the customers, and the amount and age of past due accounts. Receivables are considered past due if full payment is not received by the contractual due date. Past due accounts are generally written off against the allowance for bad debts only after all collection attempts have been exhausted.
Inventory
Inventory is stated at the lower of cost or net realizable value. Cost is determined using the first-in, first-out (FIFO) method.
Property and Equipment, Net
Property and equipment are stated at cost, net of accumulated depreciation and amortization, which is recorded commencing at the in-service date using the straight-line method over the estimated useful lives of the assets, as follows: 3 to 5 years for office equipment, 5 to 7 years for furniture and fixtures, 6 to 10 years for machinery and equipment, 10 to 15 years for building improvements, 5 years for software, 5 years for molds, 5 to 7 years for vehicles and 40 years for buildings.
When fixed assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the statements of operations for the respective period. Minor additions and repairs are expensed in the period incurred. Major additions and repairs which extend the useful life of existing assets are capitalized and depreciated using the straight-line method over their remaining estimated useful lives.
The Company’s long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The Company assesses the recoverability of its long-lived assets. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount.
Segment Reporting
The Company uses “the management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making operating decisions and assessing performance as the source for

XSPAND PRODUCTS LAB, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

Note 2 — Summary of Significant Accounting Policies — (Continued)

determining the Company’s reportable segments. The Company’s chief operating decision maker is the Chairman and chief executive officer (“CEO”) of the Company, who reviews operating results to make decisions about allocating resources and assessing performance for the entire Company. The Company classified the reportable operating segments into (i) design, manufacture and sale of a broad variety of innovative toy products sold directly to retailers or direct to consumers via ecommerce in North America, Asia and Europe by SRM and (ii) the design, manufacture and sale of packaging and packaging materials to industrial and pharmaceutical companies in North America by Fergco.
Fair Value of Financial Instruments
The Company measures the fair value of financial assets and liabilities based on the guidance of ASC 820 “Fair Value Measurements and Disclosures” (“ASC 820”) which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.
ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:
Level 1 — quoted prices in active markets for identical assets or liabilities
Level 2 — quoted prices for similar assets and liabilities in active markets or inputs that are observable
Level 3 — inputs that are unobservable (for example, cash flow modeling inputs based on assumptions)
The carrying amounts of the Company’s financial instruments, such as cash, accounts receivable, accounts payable, accrued expenses and other current liabilities approximate fair values due to the short-term nature of these instruments. The carrying amount of the Company’s notes payable approximates fair value because the effective yields on these obligations, which include contractual interest rates, taken together with other features such as concurrent issuance of warrants, are comparable to rates of returns for instruments of similar credit risk.
Foreign Currency Translation
The Company uses the United States dollar as its functional and reporting currency since the majority of the Company’s revenues, expenses, assets and liabilities are in the United States. Assets and liabilities in foreign currencies (HK dollars) are translated using the exchange rate at the balance sheet date, while revenue and expense accounts are translated at the average exchange rates prevailing during the year. Equity accounts are translated at historical exchange rates. Gains and losses from foreign currency transactions and translation for the years ended December 31, 2016 and 2015 and the cumulative translation gains and losses as of December 31, 2016 and 2015 were not material.
Revenue Recognition
The Company recognizes revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured. Revenue generated by SRM is recognized upon shipment from its contract manufacturers in China, while revenue generated by Fergco is recognized upon shipment directly to the customer.

XSPAND PRODUCTS LAB, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

Note 2 — Summary of Significant Accounting Policies — (Continued)

Concentrations
During the year ended December 31, 2016, revenues generated from Entity A and Entity B represented approximately 26% and less than 10% of the Company’s total revenue, respectively. During the year ended December 31, 2015, revenues generated from Entity A and Entity B represented approximately 20% and 11% of the Company’s total revenue, respectively. As of December 31, 2016 and 2015, accounts receivable from Entity A was 19% and was less than 10%, respectively, of total accounts receivable. As of December 31, 2016 and 2015, accounts receivable from Entity C was less than 10% and was 18%, respectively, of total accounts receivable.
For the years ended December 31, 2016 and 2015, total sales in the United States represented approximately 80% and 79% of total consolidated revenues, respectively. No other geographical area accounting for more than 10% of total sales during the years ended December 31, 2016 and 2015.
Income Taxes
The Company accounts for income taxes under the provisions of the Financial Accounting Standards Board (“FASB”) ASC Topic 740 “Income Taxes” (“ASC Topic 740”).
The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of items that have been included or excluded in the financial statements or tax returns. Deferred tax assets and liabilities are determined on the basis of the difference between the tax basis of assets and liabilities and their respective financial reporting amounts (“temporary differences”) at enacted tax rates in effect for the years in which the temporary differences are expected to reverse.
The Company utilizes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.
Management has evaluated and concluded that there were no material uncertain tax positions requiring recognition in the Company’s financial statements as of December 31, 2016 and 2015. The Company does not expect any significant changes in its unrecognized tax benefits within twelve months of the reporting date.
The Company’s policy is to classify assessments, if any, for tax related interest as interest expense and penalties as general and administrative expenses in the statements of operations.
Earnings Per Share
Basic net income per common share is computed by dividing net income by the weighted average number of vested common shares outstanding during the period. Diluted net income per common share is computed by dividing net income by the weighted average number vested of common shares, plus the net impact of common shares (computed using the treasury stock method), if dilutive, resulting from the exercise of dilutive securities. As of December 31, 2016 and 2015, there were no dilutive securities outstanding.
Subsequent Events
The Company has evaluated subsequent events through the date which the financial statements were available to be issued. Based upon the evaluation, the Company did not identify any recognized or non-recognized subsequent events that would have required adjustment or disclosure in the financial statements.

XSPAND PRODUCTS LAB, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

Note 2 — Summary of Significant Accounting Policies — (Continued)

Recently Issued Accounting Pronouncements
In May 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers,” (“ASU 2014-09”). ASU 2014-09 supersedes the revenue recognition requirements in ASC 605 — Revenue Recognition (“ASC 605”) and most industry-specific guidance throughout ASC 605. The standard requires that an entity recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The guidance in ASU 2014-09 was revised in July 2015 to be effective for interim periods beginning on or after December 15, 2017 and should be applied on a transitional basis either retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of initially applying ASU 2014-09 recognized at the date of initial application. In 2016, FASB issued additional ASUs that clarify the implementation guidance on principal versus agent considerations (ASU 2016-08), on identifying performance obligations and licensing (ASU 2016-10), and on narrow-scope improvements and practical expedients (ASU 2016-12) as well as on the revenue recognition criteria and other technical corrections (ASU 2016-20).). The Company has not yet selected a transition method and is currently evaluating the impact of the adoption of these ASUs on its consolidated financial position, results of operations, and cash flows.
In August 2014, the FASB issued ASU No. 2014-15, “Presentation of Financial Statements — Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” (“ASU 2014-15”). ASU 2014-15 explicitly requires management to evaluate, at each annual or interim reporting period, whether there are conditions or events that exist which raise substantial doubt about an entity’s ability to continue as a going concern and to provide related disclosures. ASU 2014-15 is effective for annual periods ending after December 15, 2016, and annual and interim periods thereafter, with early adoption permitted. The Company adopted this standard effective January 1, 2015 and its adoption did not have a material impact on its consolidated financial position, results of operations, and cash flows.
In July 2015, the FASB issued ASU No. 2015-11, “Inventory (Topic 330): Simplifying the Measurement of Inventory,” (“ASU 2015-11”). ASU 2015-11 amends the existing guidance to require that inventory should be measured at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. Subsequent measurement is unchanged for inventory measured using last-in, first-out or the retail inventory method. ASU 2015-11 is effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. The Company is currently evaluating ASU 2015-11 and its impact on its consolidated financial position, results of operations, and cash flows.
In November 2015, the FASB issued ASU No. 2015-17, “Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes,” (“ASU 2015-17”). The FASB issued ASU 2015-17 as part of its ongoing Simplification Initiative, with the objective of reducing complexity in accounting standards. The amendments in ASU 2015-17 require entities that present a classified balance sheet to classify all deferred tax liabilities and assets as a noncurrent amount. This guidance does not change the offsetting requirements for deferred tax liabilities and assets, which results in the presentation of one amount on the balance sheet. Additionally, the amendments in ASU 2015-17 align the deferred income tax presentation with the requirements in International Accounting Standards (IAS) 1, Presentation of Financial Statements. The amendments in ASU 2015-17 are effective for financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods. The Company is currently evaluating ASU 2016-15 and its impact on its consolidated financial position, results of operations, and cash flows.

XSPAND PRODUCTS LAB, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

Note 2 — Summary of Significant Accounting Policies — (Continued)

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842),” (“ASU 2016-02”). ASU 2016-02 requires an entity to recognize assets and liabilities arising from a lease for both financing and operating leases. ASU 2016-02 will also require new qualitative and quantitative disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, with early adoption permitted. The Company is currently evaluating ASU 2016-02 and its impact on its consolidated financial position, results of operations, and cash flows.
In August 2016, the FASB issued ASU 2016-15, “Statement of Cash Flows (Topic 230) Classification of Certain Cash Receipts and Cash Payments” (“ASU 2016-15”). ASU 2016-15 will make eight targeted changes to how cash receipts and cash payments are presented and classified in the statement of cash flows. ASU 2016-15 is effective for fiscal years beginning after December 15, 2017. ASU 2016-15 requires adoption on a retrospective basis unless it is impracticable to apply, in which case the Company would be required to apply the amendments prospectively as of the earliest date practicable. The Company is currently evaluating ASU 2016-15 and its impact on its consolidated financial position, results of operations, and cash flows.
Note 3 — Inventory
As of December 31, 2016 and 2015, inventory consisted of the following:
	December 31,
	2016	2015
Raw materials	$25,001	$43,739
Finished goods	139,510	132,041
Total inventory	$164,511	$175,780

Note 4 — Prepaid Expenses and Other Current Assets
As of December 31, 2016 and 2015, prepaid expenses and other current assets consisted of the following:
	December 31,
	2016	2015
Customer deposits	$—	$71,991
Other	42,154	40,581
Total prepaid expenses and other current assets	$42,154	$112,572

XSPAND PRODUCTS LAB, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

Note 5 — Property and Equipment, Net
As of December 31, 2016 and 2015, property and equipment, net consisted of the following:
	December 31,
	2016	2015
Land	$79,100	$79,100
Buildings	414,404	398,944
Building improvements	745,685	722,021
Equipment and machinery	3,877,058	3,713,618
Furniture and fixtures	276,646	260,195
Computer software	23,518	23,518
Molds	4,546,856	4,546,856
Vehicles	404,759	404,759
	10,368,026	10,149,011
Less: accumulated depreciation and amortization	(9,251,990)	(9,061,052)
Property and equipment, net	$1,116,036	$1,087,959

Depreciation and amortization expense was $190,938 and $215,266 for the years ended December 31, 2016 and 2015, respectively.
Note 6 — Accrued Expenses and Other Current Liabilities
As of December 31, 2016, and 2015, accrued expenses and other current liabilities consisted of the following:
	December 31,
	2016	2015
Accrued income taxes	$16,503	$16,349
Accrued other taxes	56,076	51,982
Accrued payroll and benefits	12,907	9,868
Accrued professional fees	28,876	162,510
Accrued rebates	—	15,000
Accrued shipping fees	—	38,897
Accrued other	—	9,083
Total accrued expenses and other current liabilities	$114,362	$303,689

Note 7 — Income Taxes
United States and foreign components of income before income taxes were as follows:
	For The Years Ended December 31,
	2016	2015
United States	$317,611	$350,420
Foreign	222,127	83,883
Income before income taxes	$539,738	$434,303

XSPAND PRODUCTS LAB, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

Note 7 — Income Taxes — (Continued)

The Company’s United States entity is Fergco which is a Subchapter S pass-through entity for income tax purposes and it was not owned by Xspand during the time periods presented. Accordingly, there is no tax provision related to the United States income.
The Company’s foreign entity is SRM, which is an entity subject to the Hong Kong, China tax regime that was not owned by Xspand during the time periods presented. The Hong Kong tax returns remain subject to examination by the local taxing authorities beginning with the tax year ended December 31, 2011.
The tax effects of temporary differences that give rise to deferred tax assets or liabilities are presented below:
	For The Years Ended December 31,
	2016	2015
Deferred Tax Liabilities:
Property and equipment	$5,810	$10,825

The income tax provision (benefit) consists of the following:
	For The Years Ended December 31,
	2016	2015
Foreign:
Current	$45,362	$26,289
Deferred	(4,990)	(3,997)
Income tax provision (benefit)	$40,372	$22,292

A reconciliation of the statutory federal income tax rate to the Company’s effective tax rate is as follows:
	For The Years Ended December 31,
	2016	2015
Tax at federal statutory rate	34.0%	34.0%
U.S. income attributable to pass-through entity	(20.0)%	(27.4)%
Foreign income not subject to U.S. federal tax	(14.0)%	(6.6)%
Foreign tax	7.5%	4.1%
Effective income tax rate	7.5%	4.1%

Note 8 — Related Party Transactions
As of December 31, 2016 and 2015, due to related party consists of amounts owed to SRM Entertainment Group LLC (“SRM LLC”), which was the parent of SRM prior to its acquisition by Xspand, related to management fees charged by SRM LLC to SRM as well as other expenses that were paid for on SRM’s behalf by SRM LLC. Management fees charged to SRM by SRM LLC were $1,780,637 and $2,074,908 for the years ended December 31, 2016 and 2015, respectively.

XSPAND PRODUCTS LAB, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

Note 8 — Related Party Transactions — (Continued)

On September 30, 2017, SRM and Fergco were acquired by Xspand from entities having similar ownership as Xspand in exchange for an aggregate of 3,000,000 shares of Xspand common stock and notes payable aggregating $2,996,500. This transaction between entities under common control resulted in a change in reporting entity and required retrospective combination of the entities for all periods presented, as if the combination had been in effect since the inception of common control. Accordingly, the consolidated financial statements of Xspand reflect the accounting of the combined acquired subsidiaries, except that equity reflects the equity of Xspand. The issued debt was treated as a return of capital.
In connection with the acquisition of SRM and Fergco, Xspand issued two notes payable aggregating $2,996,500. One note was issued to NL Penn Capital, L.P, in relation to the acquisition of SRM in the amount of  $2,120,000 and the other note was issued to the stockholders of Fergco in the amount of $876,500. The notes bear interest at a rate of six percent (6%) per annum and have an effective interest rate of six percent (6%) per annum. Xspand is required to make monthly payments comprised of principal and interest beginning in January 2018 that are amortized over ten (10) years, with a balloon payment of all outstanding principal and interest due at the respective maturity dates ($666,113 due on December 1, 2020 and $1,217,431 due on December 1, 2022).
Future principal payments under the outstanding notes payable are as follows:
For the Years Ended December 31,	Amount
2018	$225,553
2019	239,465
2020	920,347
2021	190,963
2022	1,420,172
$2,996,500

Note 9 — Commitments and Contingencies
Operating Lease
On August 8, 2016, SRM entered into a lease for office space in Kowloon, Hong Kong that expires on July 22, 2018. Monthly lease payments are approximately $6,000 for a total of approximately $152,000 for the total term of the lease.
Future minimum payments under this operating lease agreement are as follows:
For the Years Ended December 31,	Amount
2017	$76,355
2018	44,541
$120,896

Total rent expense for the years ended December 31, 2016 and 2015 was $128,415 and $104,000, respectively, and is included in general and administrative expense on the consolidated statements of operations.

XSPAND PRODUCTS LAB, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

Note 9 — Commitments and Contingencies — (Continued)

Rental Income
Fergco leases a portion of the building located in Washington, New Jersey that it owns under a month to month lease. Total rental income related to the leased space for the years ended December 31, 2016 and 2015 was $102,815 and $102,815, respectively, and is included in other income on the consolidated statements of operations.
Note 10 — Stockholders’ Equity
Authorized Capital
As of September 30, 2017, the Company was authorized to issue 250,000,000 shares of common stock, $0.001 par value. The holders of the Company’s common stock are entitled to one vote per share.
Dividends
The Company declared and distributed dividends totaling $259,489 and $137,755 during the years ended December 31, 2016 and 2015, respectively. The dividends were proportionate to ownership interests.
Note 11 — Segment Reporting
The Company’s principal operating segments coincide with the types of products to be sold. The products from which revenues are derived are consistent with the reporting structure of the Company’s internal organization. The Company’s two reportable segments for the years ended December 31, 2016 and 2015 were the SRM segment and the Fergco segment. The Company’s chief operating decision-maker has been identified as the Chairman and CEO, who reviews operating results to make decisions about allocating resources and assessing performance for the entire Company. Segment information is presented based upon the Company’s management organization structure as of December 31, 2016 and the distinctive nature of each segment. Future changes to this internal financial structure may result in changes to the reportable segments disclosed. There are no inter-segment revenue transactions and, therefore, revenues are only to external customers.
Segment operating profit is determined based upon internal performance measures used by the chief operating decision-maker. The Company derives the segment results from its internal management reporting system. The accounting policies the Company uses to derive reportable segment results are the same as those used for external reporting purposes. Management measures the performance of each reportable segment based upon several metrics, including net revenues, gross profit and operating loss. Management uses these results to evaluate the performance of, and to assign resources to, each of the reportable segments. The Company manages certain operating expenses separately at the corporate level and does not allocate such expenses to the segments. Segment income from operations excludes interest income/expense and other income or expenses and income taxes according to how a particular reportable segment’s management is measured. Management does not consider impairment charges, and unallocated costs in measuring the performance of the reportable segments.

XSPAND PRODUCTS LAB, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

Note 11 — Segment Reporting — (Continued)

Segment information available with respect to these reportable business segments for the years ended December 31, 2016 and 2015 was as follows:
	For the Years Ended December 31,
	2016	2015
Revenues:
Fergco	$5,013,133	$5,139,867
SRM	11,008,867	12,156,856
Total segment and consolidated revenues	$16,022,000	$17,296,723
Gross profit:
Fergco	$1,642,858	$1,675,910
SRM	3,324,147	3,370,985
Total segment and consolidated gross profit	$4,937,705	$5,005,276
Income from operations:
Fergco	$194,040	$218,338
SRM	237,045	107,362
Total segment and consolidated income from operations	$431,085	$325,700
Depreciation and amortization:
Fergco	$121,414	$124,587
SRM	69,524	90,679
Total segment and consolidated depreciation and amortization	$190,938	$215,266

	December 31,
	2016	2015
Segment total assets:
Fergco	$3,548,918	$3,463,064
SRM	1,807,241	1,640,347
Total consolidated assets	$5,356,159	$5,103,411

Note 12 — Subsequent Events
On February 14, 2018, the Company’s board of directors approved a resolution to effect a reverse split of the Company’s outstanding common stock at a ratio of one-for-3.333333. On February 14, 2018, the Company effected a one-for-3.333333 reverse stock split. Upon effectiveness of the reverse stock split, every 3.333333 shares of outstanding common stock decreased to one share of common stock. The effect of the February 14, 2018 one-for-3.333333 reverse stock split was retrospectively reflected for all periods presented.
On February 28, 2018, the Company agreed to assume certain consulting agreements entered into by SRM LLC, which was the parent of SRM prior to its acquisition by Xspand. Under these consulting agreements SRM LLC offered these consultants options to own stock if SRM LLC were ever sold for past considerations. As an accommodation to Xspand, the principal stockholder of SRM satisfied these agreements on behalf of the Company, by transferring 344,250 of his shares to the consultants. In accordance with SEC Staff Accounting Bulletin (SAB) 79 amended by SAB 5T, “Accounting for Expenses or Liabilities Paid by Principal Stockholder,” the Company will record a charge for the fair value of these shares.

XSPAND PRODUCTS LAB, INC. & SUBSIDIARIES

Condensed Consolidated Balance Sheets
	September 30, 2017	December 31, 2016
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$759,955	$2,534,753
Accounts receivable, net	1,595,956	1,498,705
Inventory	163,882	164,511
Prepaid expenses and other current assets	101,662	42,154
Due from related party	578,401	—
Total Current Assets	3,199,856	4,240,123
Property and equipment, net	1,006,063	1,116,036
Total Assets	$4,205,919	$5,356,159
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$1,175,169	$843,424
Accrued expenses and other current liabilities	154,561	114,362
Due to related party	—	132,404
Current portion of notes payable – related parties	173,487	—
Total Current Liabilities	1,503,217	1,090,190
Notes payable – related parties, non-current portion	2,823,013	2,996,500
Deferred tax liability	2,256	5,810
Total Liabilities	4,328,486	4,092,500
Commitments and Contingencies	—	—
Stockholders’ (Deficit) Equity:
Common stock, $0.001 par value, 250,000,000 shares authorized; 3,000,000 shares issued and outstanding as of September 30, 2017 and December 31, 2016, respectively	3,000	3,000
Additional paid-in capital	—	746,526
(Accumulated deficit) retained earnings	(125,567)	514,133
Total Stockholders’ (Deficit) Equity	(122,567)	1,263,659
Total Liabilities and Stockholders’ (Deficit) Equity	$4,205,919	$5,356,159

The accompanying notes are an integral part of these condensed consolidated financial statements.

XSPAND PRODUCTS LAB, INC. & SUBSIDIARIES

Condensed Consolidated Statements of Operations
(unaudited)
	For the Nine Months Ended September 30,
	2017	2016
Revenues, net	$11,571,468	$13,110,973
Cost of revenues	8,226,062	8,922,401
Gross Profit	3,345,406	4,188,572
Operating Expenses:
Selling, general, and administrative	2,921,318	3,452,520
Total Operating Expenses	2,921,318	3,452,520
Operating Income	424,088	736,052
Other Income:
Rental income	77,111	77,111
Interest income	3,671	4,419
Total Other Income	80,782	81,530
Income Before Income Taxes	504,870	817,582
Income tax expense	64,655	91,532
Net Income	$440,215	$726,050
Net Income Per Share
– Basic and Diluted	$0.15	$0.24
Weighted Average Number of Common Shares Outstanding
– Basic and Diluted	3,000,000	3,000,000
Unaudited Proforma Net Income Per Share
– Basic and Diluted(1)	$0.13
Unaudited Proforma Weighted Average Number of Common Shares Outstanding
– Basic and Diluted(1)	3,277,245

(1)
Based on an assumed offering price of  $5.00 per common share, 277,245 of the common shares being sold in the offering will be used to repay the Company for the approximate $1,386,000 of dividends paid in excess of earnings for the nine months ended September 30, 2017.

The accompanying notes are an integral part of these condensed consolidated financial statements.

XSPAND PRODUCTS LAB, INC. & SUBSIDIARIES

Condensed Consolidated Statement of Changes in Stockholders’ Equity (Deficit)
For the Nine Months Ended September 30, 2017
(unaudited)
	Common Stock		Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Total Stockholders’ Equity (Deficit)
	Shares	Amount
Balance – January 1, 2017	3,000,000	$3,000	$746,526	$514,133	$1,263,659
Dividends	—	—	(746,526)	(1,079,915)	(1,826,441)
Net income	—	—	—	440,215	440,215
Balance – September 30, 2017	3,000,000	$3,000	$—	$(125,567)	$(122,567)

The accompanying notes are an integral part of these condensed consolidated financial statements.

XSPAND PRODUCTS LAB, INC. & SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows
(unaudited)
	For the Nine Months Ended September 30,
	2017	2016
Cash Flows From Operating Activities
Net income	$440,215	$726,050
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	157,765	152,990
Changes in operating assets and liabilities:
Accounts receivable	(97,251)	(188,727)
Inventory	629	35,933
Prepaid expenses and other current assets	(59,508)	51,059
Accounts payable	331,745	278,414
Accrued expenses and other current liabilities	40,199	(154,977)
Deferred tax liability	(3,554)	(2,193)
Due to/from related party	(710,805)	(301,952)
Net Cash Provided By Operating Activities	99,435	596,597
Cash Flows From Investing Activities
Purchases of property and equipment	(47,792)	(162,758)
Net Cash Used In Investing Activities	(47,792)	(162,758)
Cash Flows From Financing Activities
Payment of dividends	(1,826,441)	(248,075)
Net Cash Used In Financing Activities	(1,826,441)	(248,075)
Net (Decrease) Increase in Cash and Cash Equivalents	(1,774,798)	185,764
Cash and Cash Equivalents – Beginning of Period	2,534,753	2,479,369
Cash and Cash Equivalents – End of Period	$759,955	$2,665,133
Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$—	$—
Income tax	$52,386	$38,012

The accompanying notes are an integral part of these condensed consolidated financial statements.

XSPAND PRODUCTS LAB, INC. & SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017 AND 2016
(unaudited)
Note 1 — Business Organization, Nature of Operations and Basis of Presentation
Xspand Products Lab, Inc. (“Xspand”) was incorporated on July 18, 2017 under the laws of the State of Nevada as Idea Lab X Products, Inc. On October 26, 2017, Idea Lab X Products, Inc. changed its name to Xspand Products Lab, Inc.
As of September 30, 2017, Xspand had two wholly-owned subsidiaries (collectively, the “Company”): S.R.M. Entertainment Limited (“SRM”) and Ferguson Containers, Inc. (“Fergco”). SRM was incorporated in Hong Kong and primarily designs, manufactures and sells a broad variety of innovative toy products sold directly to retailers or direct to consumers via ecommerce in North America, Asia and Europe. Fergco was incorporated on September 14, 1966 under the laws of the State of New Jersey. Fergco primarily designs, manufactures and sells packaging and packaging materials for industrial and pharmaceutical companies in North America.
On September 30, 2017, SRM and Fergco were acquired by Xspand from entities having similar ownership as Xspand in exchange for an aggregate of 3,000,000 shares of Xspand common stock and notes payable aggregating $2,996,500 (see Note 8). This transaction between entities under common control resulted in a change in reporting entity and required retrospective combination of the entities for all periods presented, as if the combination had been in effect since the inception of common control. Accordingly, the consolidated financial statements of Xspand reflect the accounting of the combined acquired subsidiaries at historical carrying values, except that equity reflects the equity of Xspand.
The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and disclosures required by U.S. GAAP for complete financial statements. In the opinion of management, such statements include all adjustments (consisting only of normal recurring items) which are considered necessary for a fair presentation of the condensed consolidated financial statements of the Company as of September 30, 2017 and for the nine months then ended. The results of operations for the nine months ended September 30, 2017 are not necessarily indicative of the operating results for the full year ending December 31, 2017 or any other period. These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and related disclosures of the Company as of December 31, 2016 and for the year then ended, which are included elsewhere in this offering circular.
Note 2 — Summary of Significant Accounting Policies
The Company’s significant accounting policies are disclosed in Note 2 — Summary of Significant Accounting Policies in the Company’s notes to consolidated financial statements for the years ended December 31, 2016 and 2015, which are included elsewhere in this offering circular. There have been no material changes to the Company’s significant accounting policies, except as disclosed below.
Concentrations
The Company has cash on deposits in several financial institutions which, at times, may be in excess of Federal Deposit Insurance Corporation (“FDIC”) insurance limits. The Company has not experienced losses in such accounts and periodically evaluates the creditworthiness of its financial institutions. The Company reduces its credit risk by placing its cash and cash equivalents with major financial institutions. As of September 30, 2017 and December 31, 2016, the Company had cash of  $42,519 and $43,347, respectively, that was held by banking institutions located outside the United States of America. As of September 30, 2017 and December 31, 2016, the Company had cash balances in excess of FDIC insurance limits of  $232,577 and $1,541,156, respectively.

XSPAND PRODUCTS LAB, INC. & SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017 AND 2016
(unaudited)

Note 2 — Summary of Significant Accounting Policies — (Continued)

During the nine months ended September 30, 2017, revenues generated from Entity A represented approximately 25%, of the Company’s total revenue. During the nine months ended September 30, 2016, revenues generated from Entity A represented approximately 28% of the Company’s total revenue. As of September 30, 2017 and December 31, 2016, accounts receivable from Entity A was less than 10% and 19%, respectively, of total accounts receivable. As of September 30, 2017, accounts receivable from Entity D was approximately 11% of total accounts receivable.
For the nine months ended September 30, 2017 and 2016, total sales from the United States represented approximately 81% and 80% of total consolidated revenues, respectively. For the nine months ended September 30, 2017 and 2016, total sales from Japan represented approximately 10% and 10% of total consolidated revenues, respectively. No other geographical area accounting for more than 10% of total sales during the nine months ended September 30, 2017 and 2016.
Note 3 — Accrued Expenses and Other Current Liabilities
As of September 30, 2017 and December 31, 2016, accrued expenses and other current liabilities consisted of the following:
	September 30, 2017	December 31, 2016
	(unaudited)
Accrued income tax	$—	$16,503
Accrued other taxes	125,799	56,076
Accrued payroll and benefits	—	12,907
Accrued professional fees	11,625	15,135
Accrued other	17,137	13,741
Total accrued expenses and other current liabilities	$154,561	$114,362

Note 4 — Related Party Transactions
As of September 30, 2017 and December 31, 2016, due to/from related party consists of amounts due to/from SRM Entertainment Group LLC (“SRM LLC”), which was the parent of SRM prior to its acquisition by Xspand, related to management fees charged by SRM LLC to SRM as well as other expenses that were paid for on SRM’s behalf by SRM LLC. Management fees charged by SRM LLC to SRM were $988,166 and $1,479,769 for the nine months ended September 30, 2017 and 2016, respectively.
On September 30, 2017, SRM and Fergco were acquired by Xspand from entities having similar ownership as Xspand in exchange for an aggregate of 3,000,000 shares of Xspand common stock and notes payable aggregating $2,996,500. One note was issued NL Penn Capital, L.P, in relation to the acquisition of SRM in the amount of  $2,120,000 and the other note was issued to the stockholders of Fergco in the amount of  $876,500. This transaction between entities under common control resulted in a change in reporting entity and required retrospective combination of the entities for all periods presented, as if the combination had been in effect since the inception of common control. Accordingly, the consolidated financial statements of Xspand reflect the accounting of the combined acquired subsidiaries, except that equity reflects the equity of Xspand. The issued debt was treated as a return of capital.
In connection with the acquisition of SRM and Fergco, Xspand issued two notes payable aggregating $2,996,500. The notes bear interest at a rate of six percent (6%) per annum and have an effective interest rate of six percent (6%) per annum. Xspand is required to make monthly payments comprised of principal and interest beginning in January 2018 that are amortized over ten (10) years, with a balloon payment of all

XSPAND PRODUCTS LAB, INC. & SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017 AND 2016
(unaudited)

Note 4 — Related Party Transactions — (Continued)

outstanding principal and interest due at the respective maturity dates ($666,113 due on December 1, 2020 and $1,217,431 due on December 1, 2022).
Note 5 — Stockholders’ Deficit
Authorized Capital
As of September 30, 2017, the Company was authorized to issue 250,000,000 shares of common stock, $0.001 par value. The holders of the Company’s common stock are entitled to one vote per share.
Dividends
The Company declared and distributed dividends totaling $1,826,441 and $248,075 during the nine months ended September 30, 2017 and 2016, respectively. The dividends were proportionate to ownership interests.
Note 6 — Segment Reporting
The Company’s principal operating segments coincide with the types of products to be sold. The products from which revenues are derived are consistent with the reporting structure of the Company’s internal organization. The Company’s two reportable segments for the nine months ended September 30, 2017 and 2016 were the SRM segment and the Fergco segment. The Company’s chief operating decision-maker has been identified as the Chairman and CEO, who reviews operating results to make decisions about allocating resources and assessing performance for the entire Company. Segment information is presented based upon the Company’s management organization structure as of September 30, 2017 and the distinctive nature of each segment. Future changes to this internal financial structure may result in changes to the reportable segments disclosed. There are no inter-segment revenue transactions and, therefore, revenues are only to external customers.
Segment operating profit is determined based upon internal performance measures used by the chief operating decision-maker. The Company derives the segment results from its internal management reporting system. The accounting policies the Company uses to derive reportable segment results are the same as those used for external reporting purposes. Management measures the performance of each reportable segment based upon several metrics, including net revenues, gross profit and operating loss. Management uses these results to evaluate the performance of, and to assign resources to, each of the reportable segments. The Company manages certain operating expenses separately at the corporate level and does not allocate such expenses to the segments. Segment income from operations excludes interest income/expense and other income or expenses and income taxes according to how a particular reportable segment’s management is measured. Management does not consider impairment charges, and unallocated costs in measuring the performance of the reportable segments.

XSPAND PRODUCTS LAB, INC. & SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017 AND 2016
(unaudited)

Note 6 — Segment Reporting — (Continued)

Segment information available with respect to these reportable business segments for the nine months ended September 30, 2017 and 2016 was as follows:
	For the Nine Months Ended September 30,
	2017	2016
Revenues:
Fergco	$3,911,040	$3,776,474
SRM	7,660,428	9,334,499
Total segment and consolidated revenues	$11,571,468	$13,110,973
Gross profit:
Fergco	$1,192,668	$1,191,942
SRM	2,152,738	2,996,630
Total segment and consolidated gross profit	$3,345,406	$4,188,572
Income from operations:
Fergco	$136,961	$184,227
SRM	369,239	551,825
Total segment income	506,200	736,052
Unallocated costs	82,112	—
Total consolidated income from operations	$424,088	$736,052
Depreciation and amortization:
Fergco	$109,149	$104,374
SRM	48,616	48,616
Total segment and consolidated depreciation and amortization	$157,765	$152,990

	September 30, 2017	December 31, 2016
	(unaudited)
Segment total assets:
Fergco	$1,915,661	$3,548,918
SRM	2,279,912	1,807,241
Xspand	10,346	—
Total consolidated assets	$4,205,919	$5,356,159

Note 7 — Subsequent Events
On February 14, 2018, the Company’s board of directors approved a resolution to effect a reverse split of the Company’s outstanding common stock at a ratio of one-for-3.333333. On February 14, 2018, the Company effected a one-for-3.333333 reverse stock split. Upon effectiveness of the reverse stock split, every 3.333333 shares of outstanding common stock decreased to one share of common stock. The effect of the February 14, 2018 one-for-3.333333 reverse stock split was retrospectively reflected for all periods presented.

XSPAND PRODUCTS LAB, INC. & SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017 AND 2016
(unaudited)

Note 7 — Subsequent Events — (Continued)

On February 28, 2018, the Company agreed to assume certain consulting agreements entered into by SRM LLC, which was the parent of SRM prior to its acquisition by Xspand. Under these consulting agreements SRM LLC offered these consultants options to own stock if SRM LLC were ever sold for past considerations. As an accommodation to Xspand, the principal stockholder of SRM satisfied these agreements on behalf of the Company, by transferring 344,250 of his shares to the consultants. In accordance with SEC Staff Accounting Bulletin (SAB) 79 amended by SAB 5T, “Accounting for Expenses or Liabilities Paid by Principal Stockholder,” the Company will record a charge for the fair value of these shares.

PART III — EXHIBITS
INDEX TO EXHIBITS
Exhibit Number	Description
1.1	Form of Selling Agency Agreement
2.1	Articles of Incorporation of Idea Lab X Products, Inc.*
2.2	Certificate of Amendment to the Articles of Incorporation of Idea Lab X Products, Inc. dated October 26, 2017*
2.3	Certificate of Amended and Restated Articles of Incorporation of Xspand Products Lab, Inc. dated December 20, 2017*
2.4	Bylaws of Xspand Products Lab, Inc.*
3.1	Form of Selling Agent Warrant (Included in Exhibit 1.1)
4.1	Form of Subscription Agreement
4.2	Form of Subscription Agreement for Minivest.com subscribers
6.1	Stock Purchase Agreement between Idea Lab X Products, Inc., Kevin J. Ferguson, Thomas S. Ferguson, Stuart J. Ferguson and Christopher B. Ferguson, Inc. dated July 30, 2017*
6.2	Mortgage Note between Idea Lab X Products, Inc., Kevin J. Ferguson, Thomas S. Ferguson, Stuart J. Ferguson and Christopher B. Ferguson, Inc. dated July 30, 2017*
6.3	Mortgage between Ferguson Containers, Inc., Kevin J. Ferguson, Thomas S. Ferguson, Stuart J. Ferguson and Christopher B. Ferguson, Inc. dated July 30, 2017*
6.4	Share Purchase Agreement between Idea Lab X Products, Inc. and NL Penn Capital, LP dated September 30, 2017*
6.5	Promissory Note between Idea Lab X Products, Inc. and NL Penn Capital, LP dated September 30, 2017*
6.6	Assignment of Shares between Idea Lab X Products, Inc. and NL Penn Capital, LP dated September 30, 2017*
6.7	Form of Indemnification Agreement
6.8	Xspand Products Lab, Inc. Omnibus Incentive Plan†
6.9	Strategic Partnership Agreement, between Xspand Products Lab, Inc. and Edison Nation, LLC dated February 26, 2018*
8.1	Form of Escrow Agreement with Signature Bank
10.1	Power of attorney — reference is made to the signature page of this offering statement.
11.1	Consent of Marcum, LLP
11.2	Consent of Waller Lansden Dortch & Davis, LLP (Included in Exhibit 12.1)
12.1	Opinion of Waller Lansden Dortch & Davis, LLP
13.1	“Testing the Waters” Materials
15.1	List of Subsidiaries

*
Previously filed.

†
Denotes a management compensatory plan, contract or arrangement.

SIGNATURES
Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Doylestown, State of Pennsylvania, on March 27, 2018.
XSPAND PRODUCTS LAB, INC.
By: /s/ Christopher B. Ferguson Christopher B. Ferguson Chairman of the Board of Directors and Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned officers and/or directors whose signature appears below constitutes and appoints Christopher B. Ferguson and Philip Anderson, and each of them, his true and lawful attorneys-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Form 1-A offering statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.
This offering statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Christopher B. Ferguson Christopher B. Ferguson	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	March 27, 2018
/s/ Philip Anderson Philip Anderson	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 27, 2018
/s/ Kevin J. Ferguson Kevin J. Ferguson	Director, President and Treasurer	March 27, 2018
/s/ John Marchese John Marchese	Director	March 27, 2018
/s/ Michael Palleschi Michael Palleschi	Director	March 27, 2018
/s/ Richard H. Williams Richard H. Williams	Director	March 27, 2018